Exhibit 2.1
A.Prot. 2007/390
dated 1 November 2007 of the Notary
Stephan Cueni, Basel (Switzerland)
NOTARIAL DEED
SALE AND PURCHASE AGREEMENT
by and among
1.	Elster Group S.à r.l.
- hereinafter referred to as “Seller 1” -
2.	Elster GmbH
- hereinafter referred to as “Seller 2” -
3.	Nachtwache Ipsen Management Vermögensverwaltungs GmbH & Co KG
- hereinafter referred to as “Seller 3” -

- Seller 1, Seller 2 and Seller 3 hereinafter collectively referred to as the “Sellers” -
4.	Quadriga Capital Investco 4. GmbH
- hereinafter referred to as “Purchaser” -

Table of Contents

INDEX OF DEFINITIONS	v

INDEX OF ANNEXES	vii

PREAMBLE	5

SECTION 1 CORPORATE OWNERSHIP / STRUCTURE OF THE ACQUISITION	6
1.1 NACHTWACHE Furnaces GmbH	6
1.2 Ipsen International GmbH	7
1.3 The Subsidiaries	7
1.4 The Participation	7
1.5 Effective Date	8
1.6 Elster Group Payment	8

SECTION 2 SALE AND PURCHASE OF THE SHARES; RIGHTS TO PROFITS	9
2.1 Sale of the Sold Shares	9
2.2 Transfer of the Sold Shares	9
2.3 Rights to profit	10

SECTION 3 PURCHASE PRICE; ELSTER GROUP PAYMENT; CONDITIONS OF PAYMENT	10
3.1 Purchase Price for the Sold Shares	10
3.2 Payment of Purchase Price and Elster Group Payment at the Closing	11
3.3 Exclusion of set-off or retention rights	11
3.4 Contractual Interest; Default interest	12

SECTION 4 GROUP DISENTANGLEMENT	12
4.1 Loan Agreements and other Intra Group Obligations	12
4.2 Insurance Coverage	13
4.3 Service Agreements	13
4.4 Guarantees, Sureties, Bonds	13
4.5 Liability of the Sellers	14

SECTION 5 CLOSING; CLOSING CONDITIONS	15
5.1 Closing Conditions; Closing Date	15
5.2 Closing Conditions	15
5.3 Obligations with Respect to the Closing Conditions	17
5.4 Consequences of Non-Satisfaction of the Closing Conditions	17
5.5 Actions on the Closing Date	17
5.6 Waiver of Closing Conditions	19

SECTION 6 SELLERS’ GUARANTEES	19
6.1 Form and Scope of Sellers’ Guarantees	19
6.2 Sellers’ Guarantees	19

6.3 No other Sellers’ Guarantees 30	30
6.4 Sellers’ Knowledge	31

SECTION 7 REMEDIES FOR BREACH OF SELLERS’ GUARANTEES AND TAX INDEMNIFICATION	31
7.1 General/Recoverable Damages	31
7.2 Overall Scope of Sellers’ Liability pursuant to this Agreement	33
7.3 De Minimis Amount; Threshold	33
7.4 Exclusion of Claims due to Purchaser’s Knowledge	34
7.5 Notification of Sellers; Procedure in Case of Third Party Claims	35
7.6 Calculation of Damages; Mitigation	36
7.7 Limitation Periods	37
7.8 Exclusion of Further Remedies	37
7.9 Tax advantage	38
7.10 Several Liability	38
7.11 Purchase Price Adjustment	39

SECTION 8 TAXES	39
8.1 Tax returns and payments	39
8.2 Indemnity	40
8.3 Tax Benefit	42
8.4 Compensation by the Purchaser	42
8.5 Handling of Tax matters	42
8.6 Purchase Price Adjustment	44
8.7 Limitation	45
8.8 Several Liability	45

SECTION 9 ASBESTOS	45
9.1 Definitions	45
9.2 Indemnification	46
9.3 Limitations; Refund Obligation	47
9.4 Statute of Limitation	49
9.5 Notification	49
9.6 Control of Defense; Insurance Claims	50
9.7 Right to Assignment and Information Rights	51
9.8 Condition to Indemnification	52
9.9 Sole Remedy	52
9.10 No Third Party Beneficiaries	52
9.11 Several Liability	52

SECTION 10 PURCHASER’S GUARANTEES	53
10.1 Guarantees	53

10.2 Indemnification	53
10.3 Credit Facility Agreement and Equity Commitment Letter	53

SECTION 11 COVENANTS	54
11.1 Merger Control Proceedings	54
11.2 Pre-Closing Covenants of the Sellers	56
11.3 Access to Financial Information	58
11.4 Use of Certain Names	59
11.5 Non Compete Covenant	59

SECTION 12 CONFIDENTIALITY / PRESS RELEASES	60
12.1 Confidentiality; Press Releases; Public Disclosure	60
12.2 Exception to Section 12.1	60
12.3 Purchaser’s Confidentiality; Return of Documents	61

SECTION 13 ASSIGNMENT OF RIGHTS AND OBLIGATIONS	61

SECTION 14 TAXES AND COSTS	62
14.1 Taxes	62
14.2 Costs	62

SECTION 15 NOTICES	63
15.1 Form of Notice	63
15.2 Notices to Sellers	63
15.3 Notices to Purchaser	63
15.4 Change of Address	64
15.5 Copies to Advisors	64
15.6 Sellers’ Representative	64

SECTION 16 MISCELLANEOUS	65
16.1 Governing Law	65
16.2 Jurisdiction / Arbitration	65
16.3 Business Day	66
16.4 Amendments, Supplementations	66
16.5 Language	66
16.6 Headings	66
16.7 Annexes	66
16.8 Entire Agreement	67
16.9 Severability	67

v

Index of Definitions

A

Administrative Orders	30
Affiliates	6
Agreement	6
Asbestos Claim	46

B

Business	5
Business Day	66

C

Closing	15
Closing Condition	15
Closing Conditions	15
Closing Date	15
Companies	5
Company	5
Company Software	26
Competitor	60
Contractual Interest	12
Corporate Documents	20

D

De Minimis Amount	33
Default Interest	12
Defending Party	46
Disclosed Documents	34

E

E.ON SPA	36
Effective Date	8
Elster Group	6
Elster Group Payment	8

F

Financial Statements	22
Fixed Assets	25
Funds	54

H

HVM Plasma	5

I

Information Memorandum	6
Intellectual Property Rights	26
Interim Accounts	22
Intra Group Agreements	12
Ipsen Group	5
Ipsen Group Company	5
Ipsen Guarantees	14
Ipsen International Shares	7

K

Key Employees	24

L

Legal Terms	66
Liability Cap	33
Loss	46
Losses	46

M

Material Adverse Change	15
Material Agreements	28

N

Nachtwache GmbH	6
NACHTWACHE GmbH	6
NACHTWACHE Share 1	6
NACHTWACHE Share 2	6
NACHTWACHE Shares	7
Notices	63

P	8

Participation	30
Permits	25
Permitted Liens	41
Post-Effective Date Obligation	41
Pre-Effective Date Obligation	10
Purchase Price	4
Purchaser

R

Registered Share Capital Ipsen
International	7
Registered Share Capital
NACHTWACHE	6

S

Seller 1	4
Seller 2	4
Seller 3	4
Sellers	4
Sellers’ Knowledge	31
Sellers’ Representative	64
Senior Facilities Agreement	8
Shareholder Agreements	21
Signing Date	13
Software	26
Sold Shares	7
Subsidiaries	7
Subsidiary Interests	7

T

Tax	39
Tax Matters	42
Threshold	34
Transaction	15
Transaction Bonuses	58
truly and fairly disclosed	34

V

VDD Report	6

Index of Annexes

Annex A	List of Subsidiaries of the Companies

Annex 1.6.1	Obligation of Elster Group GmbH to Repay Senior Debt

Annex 3.1.2	Allocation of Purchase Price to Sellers

Annex 4.1	List of Intra Group Agreements

Annex 4.4 (a)	List of Ipsen Guarantees

Annex 4.4 (b)	List of Ipsen Guarantees to Remain Outstanding After Closing

Annex 6.2.1 (a)	Ownership and Division of Share Capital of each Ipsen Group Company

Annex 6.2.1 (b)	Corporate Documents

Annex 6.2.1 (c)	Shareholders’ Agreements

Annex 6.2.1 (d)	Encumbrances and Options on Interests in Ipsen Group Companies

Annex 6.2.2	List of specific line items of Interim Accounts

Annex 6.2.3 (a)	Material Events between Effective Date and Signing Date

Annex 6.2.3 (b)	Key Employees

Annex 6.2.4 (a)	Encumbrances of Fixed Assets

Annex 6.2.4 (b)	List of Encumbered Real Estate

Annex 6.2.5 (a)	Intellectual Property Rights

Annex 6.2.5 (b)	Company Software

Annex 6.2.6	Shop and Collective Bargaining Agreements

Annex 6.2.7	Insurance Coverage

Annex 6.2.8	Litigation

Annex 6.2.9	Material Agreements

Annex 6.2.10	Product Quality Claims

Annex 6.2.11	Permits and Compliance with Laws

Annex 8.1	Tax Returns

Annex 10.3(a)	Conditions Precedent to Purchaser’s Bank Financing

Annex 10.3(b)	Equity Commitment Letter

Annex 11.2.1	Management Instructions Between Signing and Closing

Annex 11.2.2	Exceptions to Conduct of Business Between Signing Date and Closing Date

Annex 11.2.3	Transaction-related Bonus Agreements

A.Prot. 2007/390
dated 1 November 2007 of the Notary
Stephan Cueni, Basel (Switzerland)
NOTARIAL DEED
SALE AND PURCHASE AGREEMENT
Negotiated at Basel/Switzerland this 1st (first) day of November 2007 (two thousand and seven).
Before me, the undersigned Notary Public
Stephan Cueni
at Basel/Switzerland appeared today:
1.	Dr. Christian Loosen, born 3 September 1971, German citizen, with business address at DE 45133 Essen, Frankenstrasse 362, c/o Elster Group GmbH, and private domicile at DE 45133 Essen, Gustav-Streich-Strasse 10, identified by his German Identity Card, according to his declarations acting not in his/her own name, but excluding any personal liability as duly empowered attorney-in-fact in the name and on behalf of
Elster Group S.à r.l., a Luxembourg limited liability company with head office at LU 2540 Luxembourg, 26-28 rue Edward Steichen, Building C, 4th Floor, registered with the Commercial Register of Luxembourg under no. B 103553,
- hereinafter referred to as “Seller 1” -
with reference to two powers of attorney (with signatures certified but without notarial confirmation of representation power) dated 16 and 22

October 2007, the originals of which have been submitted to the Notary and hereby certified copies of which are attached to this Deed, and with reference to a notarial confirmation of representation power dated 12 October 2007, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;
2.	Dr. Jörn Wöbke, born 14 February 1968, attorney at law, German citizen, with business address at DE 20354 Hamburg, Hohe Bleichen 19, c/o RITTSTIEG Rechtsanwälte, and private domicile at DE 22587 Hamburg, Oesterleystrasse 56, identified by his German Identity Card, according to his declarations acting not in his own name, but excluding any personal liability as duly empowered attorney-in-fact in the name and on behalf of
Elster GmbH, a German limited liability company with registered seat at Wiesbaden and business address at DE 55252 Mainz-Kastel, Steinern Strasse 19-21, registered with the Commercial Register at the Local Court of Wiesbaden under no, HRB 22631,
- hereinafter referred to as “Seller 2” -
with reference to a power of attorney (with signatures certified and with notarial confirmation of representation power) dated 12 October 2007, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed;
3.	Dr. Patrick Moßler, born 25 February 1972, attorney at law, German citizen, with business address at DE 20354 Hamburg, Hohe Bleichen 19, c/o RITTSTIEG Rechtsanwälte, and private domicile at DE 22607 Hamburg, Espellohweg 64, identified by his German Identity Card, according to his declarations acting not in his own name, but excluding any personal liability as duly empowered attorney-in-fact in the name and on behalf of
Nachtwache Ipsen Management Vermögensverwaltungs GmbH Co KG, a German limited partnership with head office at DE 65187 Wiesbaden, Klopstockstrasse 5, registered with the Commercial Register at the Local Court of Wiesbaden under no. HRA 8746,

- hereinafter referred to as “Seller 3” -
with reference to a power of attorney (with signatures certified but without notarial confirmation of representation power) dated 16 October 2007, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed, and with reference to the attached printouts of electronic extracts from the Commercial Register as of today;
4.	Dr. Veit Denzer, born 10 November 1972, attorney at law, German citizen, with business address at DE 60322 Frankfurt am Main, An der Welle 5, c/o Skadden, Arps, Slate, Meagher & Flom LLP, and private domicile at DE 65203 Wiesbaden, Nansenstrasse 47, identified by his German Identity Card, according to his declarations acting not in his own name, but excluding any personal liability as duly empowered attorney-in-fact in the name and on behalf of
Quadrige Capital Investco 4. GmbH, a German limited liability company with head office at DE 61118 Bad Vilbel, Theodor-Heuss-Strasse 21, registered with the Commercial Register at the Local Court of Frankfurt am Main under no. HRB 79220
- hereinafter referred to as “Purchaser” -
with reference to a power of attorney (with signature certified and with notarial confirmation of representation power) dated 26 October 2007, the original of which has been submitted to the Notary and a hereby certified copy of which is attached to this Deed.

The acting Notary advised the persons appearing that a notary who or whose partners in the law firm have formerly acted as legal advisors to one of the parties involved in the matter to be notarized would not be entitled to take office as a notary in the matter at hand pursuant to § 233 Sect. 1(4) of the Introductory Act of the Canton Basel-City relating to the Swiss Civil Code which provision corresponds with the so-called “Vorbefassungsverbot” under the German Act of Notarization (§ 3 Sect. 1(7)). The acting Notary states that he himself and his firm have not been involved in the matter at hand in the meaning of said provisions. The Parties hereto confirm such statement of the acting Notary.
The persons appearing requested this Deed including its Annexes to be recorded in the English language. The acting Notary Public who is in sufficient command of the English language ascertained that the persons appearing are also in command of the English language. After having been instructed by the acting Notary, the persons appearing waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this Deed including the Annexes hereto.

The persons appearing, acting as indicated, declared with request for notarial recording the following
SALE AND PURCHASE AGREEMENT
by and among
1.	Elster Group S.à r.l.
- hereinafter referred to as “Seller 1” -
2.	Elster GmbH
- hereinafter referred to as “Seller 2” -
3.	Nachtwache Ipsen Management Vermögensverwaltungs GmbH & Co KG
- hereinafter referred to as “Seller 3” -

- Seller 1, Seller 2 and Seller 3 hereinafter collectively referred to as the “Sellers” -
4.	Quadriga Capital Investco 4. GmbH
- hereinafter referred to as “Purchaser” -

Preamble
WHEREAS, Seller 1 is a limited liability company (Société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg with seat at Luxembourg, and registered with the Registre de Commerce et des Sociétés under No. B 103553;
WHEREAS, Seller 2 is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany with seat (Sitz) at Wiesbaden, Germany, and registered with the commercial register of the lower court (Amtsgericht) at Wiesbaden, Germany under HRB 22631;
WHEREAS, Seller 3 is a limited partnership (Kommanditgesellschaft) organized under the laws of Germany with seat (Sitz) at Wiesbaden, Germany, and registered with the commercial register of the lower court (Amtsgericht) at Wiesbaden, Germany under HRA 8746;
WHEREAS, the Purchaser is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany with seat (Sitz) at Bad Vilbel, Germany, and registered with the commercial register of the lower court (Amtsgericht) at Frankfurt am Main under HRB 79220;
WHEREAS, NACHTWACHE Furnaces GmbH, Ipsen International GmbH and their direct and indirect subsidiaries as listed in Annex A are entities engaged in the industrial furnaces business (such business hereinafter also referred as the “Business”; NACHTWACHE Furnaces GmbH and Ipsen International GmbH are hereinafter collectively referred to as the “Companies” or individually a "Company”, and the Companies and their direct and indirect subsidiaries listed in Annex A are hereinafter together referred to as “Ipsen Group” and each of those entities is hereinafter referred to as an “Ipsen Group Company”); NACHTWACHE Furnaces GmbH holds an indirect interest in HVM Plasma spol sro (“HVM Plasma”) equivalent to 45% of the shares of HVM Plasma;
WHEREAS, the Sellers intend to sell all of their shares in NACHTWACHE Furnaces GmbH (as defined in Section 1.1) and all of their shares in Ipsen International GmbH (as defined in Section 1.2). The Purchaser wishes to acquire these shares;
WHEREAS, the Sellers belong to an internationally operating industrial group which is engaged in the gas, electricity and water metering business as well as the industrial furnaces business with Elster Group GmbH as ultimate German parent entity. Elster

Group GmbH together with its direct and indirect Affiliates (“Affiliates” in this Agreement shall mean any company affiliated in accordance with Section 15 et seq. of the German Stock Corporation Act in direct or, with respect to companies from countries other than Germany, analogous application), other than the Ipsen Group Companies, is hereinafter referred to as “Elster Group”; Elster Group GmbH is a subsidiary of the Seller 1;
WHEREAS, the Ipsen Group and the Business have been described in detail in an information memorandum prepared by Drueker & Co. GmbH & Co. KG dated August 2007 (hereinafter referred to as the “Information Memorandum”), a Vendor Due Diligence Report prepared by Ernst & Young AG Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft (hereinafter referred to as “VDD Report”) and a legal fact book prepared by Rittstieg Rechtsanwä1te (hereinafter referred to as the “Legal Fact Book”) which have been made available to the Purchaser prior to the negotiation and signing of this sale and purchase agreement (hereinafter referred to as the “Agreement”);
NOW, THEREFORE, the Parties hereto agree as follows:
Section 1
Corporate Ownership / Structure of the Acquisition
1.1	NACHTWACHE Furnaces GmbH

NACHTWACHE Furnaces GmbH (hereinafter referred to as “NACHTWACHE GmbH” or “Nachtwache GmbH”) is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany with seat (Sitz) at Essen, Germany, and registered with the commercial register of the lower court (Amtsgericht) at Essen, Germany under HRB 18920.

The registered share capital (Stammkapital) of NACHTWACHE GmbH amounts to EUR 25,000.00 (Euro twenty five thousand) (hereinafter referred to as “Registered Share Capital NACHTWACHE”). The Registered Share Capital NACHTWACHE is divided into one share with a par value (Nennbetrag) of EUR 22,950.00 (Euro twenty two thousand nine hundred and fifty) (hereinafter referred to as “NACHTWACHE Share 1”) which is held by Seller 1 and one share with a par value (Nennbetrag) of EUR 2,050.00 (Euro two thousand and fifty) (hereinafter referred to as “NACHTWACHE Share 2”) which is held by

Seller 3 (NACHTWACHE Share 1 and NACHTWACHE Share 2 hereinafter referred to as “NACHTWACHE Shares”).
1.2	Ipsen International GmbH

Ipsen International GmbH is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany with seat (Sitz) at Kleve, Germany, and registered with the commercial register of the lower court (Amtsgericht) at Kleve, Germany under HRB 906.

The registered share capital (Stammkapital) of Ipsen International GmbH amounts to DEM 5,000,000.00 (Deutsche Mark five million) (hereinafter referred to as “Registered Share Capital Ipsen International”). The Registered Share Capital Ipsen International is divided into (i) one share with a par value (Nennbetrag) of DEM 100,000.00 (Deutsche Mark one hundred thousand) and one share with a par value (Nennbetrag) of DEM 200,000.00 (Deutsche Mark two hundred thousand) (hereinafter referred to as “Ipsen International Shares”; the Nachtwache Shares and the Ipsen International Shares are hereinafter also referred to as the “Sold Shares”) which are held by Seller 2 and (ii) one share with a par value (Nennbetrag) of DEM 700,000.00 (Deutsche Mark seven hundred thousand) and one share with a par value (Nennbetrag) of DEM 4,000,000.00 (Deutsche Mark four million) which are held by NACHTWACHE GmbH.

1.3	The Subsidiaries

The Companies hold majority interests in certain subsidiaries as listed in detail with name, seat, jurisdiction of incorporation, register number (if applicable), authorized and issued share capital, number of shares issued, name of direct shareholder(s), name of any beneficial shareholders, if any, in Annex A (the “Subsidiaries”; and the issued shares of such Subsidiaries as listed in Annex A, the “Subsidiary Interests”).

1.4	The Participation

NACHTWACHE GmbH through its subsidiary Hauzer Techno Coating B.V. holds a 45% interest in HVM Plasma spol Sro., Prague, Czech Republic, registered with the commercial register of the municipal court at Prague, Section C, insert 8318, with a total share capital of CZK 200,000.00 (the “Participation”); the other shareholders of the Participation are Mr. Jiri Vyskocil, Ing., with a 45% interest (CZK 90,000.00) and Mr. Wolf-Dieter Münz with a 10% interest (CZK 20,000.00).
1.5	Effective Date

For the purposes of this Agreement, the “Effective Date” shall mean 31 July 2007, 24:00 hours (German time)/1 August 2007, 0.00 hours (German time) (hereinafter referred to as “Effective Date”).

1.6	Elster Group Payment
1.6.1	In order to enable the refinancing of the existing payment obligations of Nachtwache GmbH under the amended and restated Senior Facility Agreement between Elster Group GmbH et al, and Deutsche Bank AG London et al. dated 12 June/11 July/17 August 2005 as amended from time to time (hereinafter referred to as “Senior Facilities Agreement”) as of the Closing Date (as defined in Section S.1), Elster Group GmbH has undertaken to arrange on behalf of Nachtwache GmbH at the Closing Date the settlement of such payment obligations of Nachtwache GmbH in the total amount of EUR 62,933,232.00 (as of 30 September 2007) plus interest as of the Closing Date; a copy of the foregoing undertaking is attached hereto as Annex 1.6.1 for identification purposes only.

1.6.2	In return, Nachtwache GmbH has undertaken to pay to Elster Group GmbH an amount equal to the amount owed by Nachtwache GmbH under the Senior Facilities Agreement as of the Closing Date which is payable by Nachtwache GmbH to Elster Group GmbH at the Closing Date and shall not exceed the amount referred to in Section 1.6.1 (hereinafter referred to as “Elster Group Payment”). The Purchaser undertakes, subject to the occurrence of the Closing, vis-à-vis the Sellers to make the Elster Group Payment on behalf of Nachtwache GmbH, The Sellers will inform the Purchaser on the amount of the Elster Group Payment at least five Business Days prior to the Closing Date.

1.6.3	The Sellers shall procure that, with effect from the Closing Date and subject to receipt of (a) the Purchase Price and the Contractual Interest thereon by the Sellers, (b) the Elster Group Payment by Elster Group GmbH, and (c) the payment referred to in Section 1.6.1 by Deutsche Bank AG, (i) such bank consents to the transaction contemplated under this Agreement and the Ipsen Group Companies are fully and finally released from their obligations under the Senior Facilities Agreement, (ii) any securities granted by the Ipsen Group Companies, if any, in connection with the Senior Facilities Agreement are released, and (iii) the pledge of the shares in Nachtwache GmbH is released, provided that such release shall not apply to any performance or other guarantees which shall remain in place pursuant to Section 4.4.
Section 2
Sale and Purchase of the Shares; Rights to Profits
2.1	Sale of the Sold Shares

With economic effect as of the Effective Date, and on the terms and subject to the conditions hereof
(i)	Seller 1 hereby sells to the Purchaser, and the Purchaser hereby purchases, the NACHTWACHE Share 1 and

(ii)	Seller 2 hereby sells to the Purchaser, and the Purchaser hereby purchases, the Ipsen International Shares and

(iii)	Seller 3 hereby sells to the Purchaser, and the Purchaser hereby purchases, the NACHTWACHE Share 2.
2.2	Transfer of the Sold Shares

Subject to (unter der aufschiebenden Bedingung) the payment of (i) the Purchase Price (as defined in Section 3.1 below) and the Contractual Interest (as defined in Section 3.4.1 below) and (ii) the Elster Group Payment by the Purchaser on behalf of Nachtwache GmbH
(i)	Seller 1 assigns (tritt ab) to the Purchaser the NACHTWACHE Share 1 and

(ii)	Seller 2 assigns (tritt ab) to the Purchaser the Ipsen International Shares and

(iii)	Seller 3 assigns (tritt ab) to the Purchaser the NACHTWACHE Share 2 and the Purchaser hereby accepts such assignments, upon the terms and conditions of this Agreement.
2.3	Rights to profit

The sale and purchase of the Sold Shares hereunder shall include any and all rights pertaining to the Sold Shares, including the right to receive all profits for the current fiscal year as well as all profits for previous fiscal years not distributed to the Sellers prior to the Effective Date. The transfer by Seller 2 also encompasses all rights to guarantee dividends to be received under the existing profit and loss pooling agreement between Ipsen International GmbH and Nachtwache GmbH.
Section 3
Purchase Price; Elster Group Payment; Conditions of Payment
3.1	Purchase Price for the Sold Shares
3.1.1	The total purchase price owed by the Purchaser to the Sellers as consideration for the sale and transfer of the Sold Shares pursuant to Section 2 shall equal the amount of
EUR 86,294,000.00
(in words: eighty six million two hundred ninety four thousand Euro)
(the “Purchase Price”)
plus Contractual Interest as defined in Section 3.4.1.

3.1.2	The Purchase Price plus any Contractual Interest and/or Default Interest (as defined in Section 3.4.2 hereinafter) thereon shall be allocated to the individual Sellers as set forth in Annex 3.1.2.

3.2	Payment of Purchase Price and Elster Group Payment at the Closing
3.2.1	At the Closing, the Purchaser shall pay to the Sellers the Purchase Price plus the Contractual Interest in Euro by way of wire transfer — to be credited on the same day — free of any costs and fees (other than of Sellers’ banks) to the following accounts or any other accounts to be nominated by the Sellers to the Purchaser in writing at least five Business Days prior to the Closing Date:
a)	Seller 1: account no. 0 2080 5221 0000 at Fortis Bank Luxemburg S.A. (IBAN: LU68 0030 2080 5221 0000; BIC (Swift): BGLLLULL);

b)	Seller 2: account no. 0016 6090 00 at Deutsche Bank AG, Mainz (Sort Code: 550 700 40; IBAN: DE63 5507 0040 0016 6090 00; BIC (Swift): DEUTDE5MXXX);

c)	Seller 3: account no. 320569700 at Commerzbank AG, Frankfurt am Main (Sort Code: 500 400 00; IBAN: DE23 5004 0000 0320 5697 00; BIC (Swift): COBADEFFXXX).
3.2.2	At the Closing, the Purchaser shall make on behalf and for the account of Nachtwache GmbH to Elster Group GmbH the Elster Group Payment in Euro by way of wire transfer — to be credited on the same day – free of any costs and fees into account no. 0101717700 at Deutsche Bank AG, Essen (Sort Code: 36070050; IBAN: DE62360700500101717700; BIC (Swift): DEUTDEDE) or any other account to be nominated jointly by the Sellers and confirmed by Deutsche Bank AG to the Purchaser in writing at least three Business Days prior to the Closing Date.
3.3	Exclusion of set-off or retention rights

Unless specifically agreed herein, the Purchaser shall not be entitled to exercise a right of set-off (Aufrechnung) or retention (Zurückbehaltung) against the Sellers’ claims for payment of the Purchase Price, any interest thereon or payment of the Elster Group Payment, all unless the counterclaim or right of the Purchaser is undisputed or non-appealable.

3.4	Contractual Interest; Default interest
3.4.1	“Contractual Interest” shall mean 10% p.a., and shall be calculated on the basis of the number of days elapsed between and including December 20, 2007 and the Closing Date and divided by 360. Should the Closing Date be on or prior to December 20, 2007, the Contractual Interest shall be equal to zero.

3.4.2	In the event the Purchaser is in default with the payment of any portion of the Purchase Price or any interest, the Purchaser shall as from the date on which the default occurs until the date of actual payment pay default interest (which shall replace any Contractual Interest which would otherwise be owed) at a rate of 12% p.a., calculated on the basis of actual days elapsed divided by 360 (“Default Interest”). The Sellers’ right to claim further damages, if any, shall remain unaffected.

3.4.3	The Purchaser shall automatically and without any further notice requirements be regarded as being in default with payments if such payments are not effected when due. For the avoidance of doubt: the Purchaser shall be deemed as being in default with the payment of the Purchase Price and the Contractual Interest thereon and the Elster Group Payment if the Purchase Price and/or the Contractual Interest and/or the Elster Group Payment is/are not fully received by the Sellers on the Closing Date.
Section 4
Group Disentanglement
4.1	Loan Agreements and other Intra Group Obligations

The Ipsen Group Companies are party to intra group loan agreements and certain other agreements leading to payment obligations with the Sellers or their Affiliates (other than the Ipsen Group Companies) as listed in Annex 4.1 with the respective amounts outstanding as of the dates indicated in such Annex as set out therein for transparency purposes (hereinafter referred to as “Intra Group Agreements”), The Sellers hereby undertake to procure, and the Purchaser hereby acknowledges, that any payment obligation under the Intra Group Agreements shall be settled between the respective creditor (or any company designated by the Sellers) and the respective Ipsen Group Companies prior to or on the Closing Date, and that such Intra Group Agreements will be terminated with respect to the respective Ipsen Group Companies on or with effect as of the Closing Date. The Sellers shall procure that between the Signing Date and the Closing Date no borrowings by or from the Ipsen Group Companies under the Intra Group Agreements or any other agreements with any Affiliates of Sellers (other than the Ipsen Group Companies) not reflected in Annex 4.1 shall be made without the prior written consent of the Purchaser.
4.2	Insurance Coverage

The Sellers shall procure that the Ipsen Group Companies and the Business remain insured until the Closing Date in substantially the same way as they are on the date hereof (hereinafter referred to as the “Signing Date”) and that all premiums due for such insurances are duly and timely paid. The Purchaser hereby acknowledges that to the extent Ipsen Group Companies are insured under group insurance schemes of Elster Group such insurances will terminate upon the Closing and that it is in the sole discretion and responsibility of the Purchaser to arrange for the necessary or appropriate insurance of the Ipsen Group Companies for the time as from Closing Date.

4.3	Service Agreements

Elster Group S.à r.l. and/or Elster Group GmbH and various Ipsen Group Companies have entered into various service agreements. The Sellers undertake to procure that these service agreements will be terminated as of the Closing Date at the latest unless the Purchaser has requested in writing no later than two weeks prior to the Closing Date that the Ipsen Group Companies receive from the Sellers or their relevant Affiliates such services as have been provided during the last twelve months prior to the Signing Date, including but not limited to, accounting and controlling, at the same terms and conditions as before the Signing Date for a transition period of up to three months from the Closing Date.

4.4	Guarantees, Sureties, Bonds

The Sellers and the Purchaser hereby undertake to procure that, as soon as reasonably possible following the Signing Date, any parental guarantees, sureties, bonds, other financing instruments or collateral (Sicherheiten) granted by the

Sellers or their Affiliates (other than the Ipsen Group Companies) or granted by a third party (including, but not limited to, banks) by order (im Auftrag) of the Sellers or their Affiliates (other than the Ipsen Group Companies) to the benefit of any creditor of the Ipsen Group Companies (including employees) (i) as set forth in Annex 4.4 (a) hereto and/or (ii) to be granted after the Signing Date until the Closing Date in the ordinary course of business, shall be released subject to and with effect as of the Closing Date, provided, for the avoidance of doubt, that the existing bank guarantees listed in Annex 4.4 (b) and such other bank guarantees that are issued between the Signing Date and the Closing Date in the ordinary course of business shall remain unaffected (all such guarantees, sureties, bonds, other financing instruments or collateral together, the “Ipsen Guarantees”).
Notwithstanding (ungeachtet) any release undertaking of the Purchaser pursuant to this Section 4.4 and the fact that the existing bank guarantees listed in Annex 4.4 (b) and such other bank guarantees that are issued between the Signing Date and the Closing Date in the ordinary course of business shall remain unaffected, the Purchaser hereby undertakes, subject to the occurrence of the Closing, to indemnify, upon first demand, any of the Sellers or their Affiliates (other than the Ipsen Group Companies) from any obligations or liabilities, accrued or contingent, resulting from, or in connection with, any of the Ipsen Guarantees.

To the extent that any Ipsen Guarantee has not been released with effect as from the Closing Date, including, without limitation, the bank guarantees listed in Annex 4.4 (b), the Purchaser shall deliver to the Sellers or the relevant bank, on the Closing Date a bank guarantee, granted by any of WestLB AG or Zürich Versicherungs AG or a Standard & Poor’s AA- or better rated bank, to secure the release of such Ipsen Guarantees. The Sellers will inform the Purchaser of the total amount of the Ipsen Guarantees which will not be released with effect as from the Closing Date at the latest four Business Days before the Closing Date.

4.5	Liability of the Sellers

The Parties agree, and hereby acknowledge, that the transactions set forth in this Section 4 shall not be limited or affected by, or constitute a breach of, any of the guarantees set forth in Section 6 below and shall not be construed as a basis for, or lead in any way whatsoever to, a liability of the Sellers based on, or in respect of, this Agreement other than set out in this Section 4.

Section 5
Closing; Closing Conditions
5.1	Closing Conditions; Closing Date

The consummation of the transactions contemplated by this Agreement (hereinafter referred to as “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, An der Welle 5, 60322 Frankfurt am Main, Germany:
(i)	five Business Days after the date on which the last of the Closing Conditions set forth in Section 5.2 (a) and (b) has been fulfilled or waived, or

(ii)	at any other time or place which the Sellers and the Purchaser will mutually agree upon in writing.
The date on which the Closing actually occurs shall be the “Closing Date”.

5.2	Closing Conditions

The obligations of the Sellers and the Purchaser to carry out the Closing shall be subject to the satisfaction prior to and as of the Closing Date of each of the following conditions to Closing (heretofore and hereinafter collectively referred to as the “Closing Conditions”, and each of them as a “Closing Condition”):
(a)	The transaction as contemplated by this Agreement (hereinafter referred to as the “Transaction”) can be lawfully consummated according to EU merger control laws and/or any similar suspension obligation under the merger control rules of any competent EU member state(s);

(b)	The consummation of the Transaction shall be permissible under the US Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended;

(c)	No Material Adverse Change has occurred. “Material Adverse Change” shall mean any facts or circumstances which have occurred between the Signing Date and the Closing Date which, individually or in the aggregate have an adverse effect on the assets, financial condition or results of operations, as would be reflected in a consolidated balance sheet of the Ipsen Group Companies as of any date between the Signing Date and the Closing Date of more than EUR 20,000,000.00, provided, however, that in each case, only such adverse effects shall be taken into account for purposes of determining the presence of a Material Adverse Change that do not result from, directly or indirectly, (i) any change in general economic, business or regulatory conditions (including general developments of capital and financial markets) and industry-wide financial conditions, and changes in local, regional, national or international conditions generally affecting the industry of the Ipsen Group Companies, (ii) any change in the general political conditions, (iii) any measures or actions taken by or with the approval of the Purchaser or otherwise expressly agreed by the Purchaser in writing, (iv) the negotiation, signing, public announcement or implementation of the transactions contemplated under this Agreement, (v) actions of the customers and/or suppliers of the Ispen Group Companies as a result of the transactions contemplated under this Agreement, or (vi) any loss, damage, cost or liability which has been cured by Sellers following consultation with Purchaser with respect to such cure or with regard to which the Parties have mutually agreed on a plan for curing; and provided further, that in case the Material Adverse Effect prevents the Ipsen Group Companies from conducting the Business in substantially the same form as prior to the occurrence of the Material Adverse Effect, any compensatory effects (especially in the form of payments by providers of insurance) that do not enable the Ipsen Group Companies to resume the Business in substantially the same form as before within a reasonable amount of time shall not be taken into account for purposes of the determination of a Material Adverse Change;
(d)	Sellers have in all material respects complied with their obligations and covenants pursuant to Sections 11.1, 11.2 and 11.3 of this Agreement (whereby § 323 para. (1) through (4) German Civil Code shall apply analogously); and

(e)	The warranties in Section 6 have not been discovered to be false or inaccurate in a manner causing a Material Adverse Change.

5.3	Obligations with Respect to the Closing Conditions

The Sellers and the Purchaser shall inform each other in writing without undue delay (unverzüglich) as soon as any or all of the Closing Conditions have been satisfied.

5.4	Consequences of Non-Satisfaction of the Closing Conditions

If the Closing Conditions pursuant to Section 5.2 (a) and (b) have not been satisfied or waived, at the latest, four months after the Signing Date, the Sellers may rescind this Agreement (Rücktritt vom Vertrag) by written notice to the Purchaser with a copy to the acting notary public. If the Closing Conditions pursuant to Section 5.2 (a) through (e) have not been satisfied or waived, at the latest, four months after the receipt of the complete antitrust notification by all competent antitrust authorities pursuant to Section 5.2 (a) and (b), the Purchaser may rescind this Agreement (Rücktritt vom Vertrag) by written notice to the Sellers with a copy to the acting notary public; provided that any delay in the filing of the antitrust notification that results from the Sellers’ failure to comply with their obligations pursuant to Section 11.1.1 shall not be taken into account when determining the beginning of the four months’ period. If this Agreement is rescinded in accordance with this Section, this Agreement shall cease to have force and effect and shall not create any binding obligation between the Parties except those regarding Section 12 (Confidentiality/Press Releases), Section 14 (Taxes and Costs), Section 15 (Notices) and Section 16 (Miscellaneous) which shall remain in force and effect.

5.5	Actions on the Closing Date

At the Closing, the Parties shall simultaneously execute and deliver the following documents or cause such documents to be executed and delivered and take the following actions or cause such actions to be taken simultaneously:
5.5.1	The Purchaser shall pay the Purchase Price and the Contractual Interest.

5.5.2	The Purchaser shall make on behalf and for the account of Nachtwache GmbH the Elster Group Payment.

5.5.3	To the extent that any Ipsen Guarantee has not been released with effect as from the Closing Date in accordance with Section 4.4, the Pur-

chaser shall deliver to the Sellers or the relevant bank a bank guarantee in accordance with Section 4.4 to secure the release of such Ipsen Guarantees or the indemnification of the Sellers against any liability from such Ipsen Guarantees in accordance with Section 4.4.
5.5.4	The Sellers shall provide the Purchaser with evidence that Nachtwache GmbH is released from its obligations pursuant to the Senior Facilities Agreement and all other undertakings set forth in Section 1.6.3 have been or will be fulfilled as of the Closing Date.

5.5.5	The Sellers shall provide the Purchaser with evidence that the Intra Group Agreements have been terminated as of the Closing Date as set forth in Section 4.1.

5.5.6	The Sellers shall provide the Purchaser with evidence that all service agreements entered into between Elster Group S.à r.l. and/or Elster Group GmbH and various Ipsen Group Companies as set out in Section 4.3 have been terminated as of the Closing Date, except such agreements that shall continue upon request of the Purchaser pursuant to Section 4.3.

5.5.7	The Sellers shall provide the Purchaser with a duly signed resignation letter of Mr. Wolfram Christoph Schmidt-Wolf in accordance with Section 11.2.4.

5.5.8	The Parties shall execute a closing memorandum confirming (i) the satisfaction or waiver of the Closing Conditions, (ii) the taking of actions set forth in this Section 5.5 as well as (iii) the consummation of the transfer of the Sold Shares.

5.5.9	The Parties shall jointly and irrevocably instruct the acting notary public to notify (i) NACHTWACHE GmbH as to the transfer of the NACHTWACHE Shares and (ii) Ipsen International GmbH as to the transfer of the Ipsen International Shares in accordance with Section 16 of the German Act on Limited Liability Companies (GmbH-Gesetz, GmbHG); for the avoidance of doubt, Purchaser shall also be entitled to notify Nachtwache GmbH and Ipsen International GmbH in accordance with Section 16 GmbHG.

5.6	Waiver of Closing Conditions

Except for the Closing Condition set forth in Section 5.2(a) and (b), the Purchaser may waive each of the Closing Conditions and the events set forth in Sections 5.5.4 through 5.5.7, in whole or in part, by written notice to Sellers. The effect of a waiver shall be limited to eliminating the respective Closing Condition and event and shall not prejudice any claims Purchaser may have on the basis of any circumstances relating to the non-fulfilment of such Closing Condition or event, in particular, any rights under Section 7 through Section 11.
Section 6
Sellers’ Guarantees
6.1	Form and Scope of Sellers’ Guarantees

The Sellers hereby guarantee to the Purchaser by way of an independent promise of guarantee pursuant to Section 311 para. 1 of the German Civil Code (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) within the scope and subject to the requirements and limitations provided in Section 7 or otherwise in this Agreement that the statements set forth in this Section 6 are correct as of the Signing Date and, only in respect of the statements in Section 6.2.1 and 6.2.11(i), as of the Closing Date.

6.2	Sellers’ Guarantees
6.2.1	Corporate Issues and Authority of the Sellers
(a)	The statements in Sections 1.1 through 1.4 regarding the Companies, Subsidiaries and Participation are correct. The Ipsen Group Companies and the Participation have been duly established and are validly existing as the type of legal entity stated in Annex A or Section 1.4 respectively under the laws of Germany or their relevant jurisdiction as set forth in Annex A. The ownership and division of the share capital of the Companies and Subsidiaries as set forth in Annex 6.2.1(a) is complete and correct. Each Ipsen Group Company has the requisite corporate power to own its assets and to conduct its business as currently conducted and to own and operate the properties and assets now owned and being oper-

ated by it. No insolvency or similar proceedings have been, or have been threatened in writing to be, opened or applied for regarding the assets of a Ipsen Group Company, and there are no circumstances which would require or justify the opening of or application for such proceedings. No Ipsen Group Company is illiquid or over-indebted. Other than the interests stated in Annex A and the Participation, none of the Ipsen Group Companies (i) holds any interests (shares, partnership interests or other equity interests or any voting rights in any legal entity in any jurisdiction) in any legal entities (any corporation, company, partnership, association or other legal entity established pursuant to the laws of any jurisdiction) or (ii) except for the enterprise agreement entered into between NACHTWACHE GmbH and Ipsen International GmbH, is a party to any enterprise agreement (Unternehmensvertrag) within the scope of Section 291 et seq. Stock Corporation Act or any equivalent agreement under the laws of any jurisdiction.

(b)	Annex 6.2.1(b) lists for each Ipsen Group Company (i) the date of the current commercial register extract (or, in the case of foreign Group Companies, of an equivalent certificate), (ii) pending register applications (or equivalent documents), if any, (iii) the date of the current version of the articles of association or partnership agreement and (iv) any pending shareholders or partners resolutions or other statements to change such articles or agreement (the documents listed as Annex 6.2.1(b), the “Corporate Documents”). The documents listed in Annex 6.2.1(b) accurately reflect the current corporate status of the Ipsen Group Companies. Other than set forth in Annex 6.2.1(b), no resolutions for the amendment of the articles of association or partnership agreement (or equivalent document or agreement) of any Ipsen Group Company have been made, and no filings to the commercial register (or to an equivalent corporate authority) in respect of any Ipsen Group Company are pending. No challenges (Anfechtungen) are pending against any shareholders’ or partners’ resolution of any Ipsen Group Company.

(c)	Annex 6.2.1(c) includes a list of all agreements between the shareholders of any Ipsen Group Company or of HVM Plasma which in each case (i) any Ipsen Group Company is a party to and (ii) relate to the holding of such interests in such Ipsen Group Company or in HVM Plasma (the agreements listed in Annex 6.2.1(c), the “Shareholders’ Agreements”). Except as disclosed in Annex 6.2.1(c), to the Sellers’ Knowledge, (i) the Shareholders’ Agreements are in full force and effect and enforceable against the parties thereto in accordance with their terms, (ii) no party to a Shareholders’ Agreement has given notice of termination, (iii) no party to a Shareholders’ Agreement is in material breach of such agreement, and (iv) the execution or consummation of this Agreement or the transactions contemplated herein do not trigger any rights of any party to a Shareholders’ Agreement.

(d)	The Sold Shares, the Subsidiary Interests and the Participation have been validly issued in compliance with applicable law. The Sellers hold sole, unrestricted legal and beneficial title (uneingeschränkte rechtliche und wirtschaftliche Inhaberschaft) to the Sold Shares, and the Companies and each Ipsen Group Company holds sole, unrestricted legal and beneficial title to the Subsidiary Interests, all as set forth in Annex A. The Sold Shares, the Subsidiary Interests and the Participation are fully paid in, either in cash or in kind, and have not been repaid, in whole or in part, whether open or disguised, directly or indirectly; there are no obligations to make further contributions (keine Nachschusspflichten). The Sold Shares, the Subsidiary Interests and the Participation are, as of the Closing Date, free from any encumbrances or other rights of third parties and are not subject to any shareholders’ resolution on the redemption (Einziehung) of shares, trust arrangement (Treuhandverhältnis), sub-participation (Unterbeteiligung) or similar arrangement. There are no pre-emptive rights, options, voting arrangements or other rights of third parties or any other obligation to acquire or encumber any of the Sold Shares, Subsidiary Interests or the Participation, or any interests in any Ipsen Group Company, in each case except under statutory law or under the articles of association (or equivalent documents) or listed in Annex 6.2.1 (d).

There are no agreements which require the allotment, issue or transfer of any debentures in or securities of the Ipsen Group Companies.

(e)	The Sellers are entitled to freely dispose of the Sold Shares without such a disposal infringing any rights of a third party. The Sellers are duly incorporated and validly existing under the laws of Germany and, respectively, Luxembourg, and have all requisite corporate power and authority to own their assets and carry out their business. The execution and performance of this Agreement and the consummation of the Transaction are within the corporate powers of the Sellers and have been duly authorized by all necessary corporate actions on the part of the Sellers. The execution and performance by the Sellers of this Agreement and the consummation of the Transaction do not (i) violate the articles of association or bylaws of the Sellers nor (ii) violate any applicable law, regulation, judgment, injunction or order binding on the Sellers, and (iii) there is no action, law suit, investigation or proceeding pending against, or to the knowledge of the Sellers threatened against, the Sellers before any court, arbitration panel or governmental authority which in any manner challenges or seeks to prevent, alter or delay the Transaction.
6.2.2	Financial Statements; Interim Accounts

The Sellers have delivered to the Purchaser the audited financial statements as of 31 December 2006 of NACHTWACHE Furnaces GmbH, Ipsen International GmbH, Ipsen Industries Furnaces (Shanghai) Ltd., Ipsen Abar UK Ltd., Ipsen Industries Nordiska AB, Hauzer Techno Coating BV, the unaudited financial statements of Wesman Ipsen Furnaces Ltd. as of 31 March 2007, Ipsen Industries Iberica SL as of 31 December 2004, Ipsen Industries S.à r.l. as of 31 December 2006, Hauzer Techno Coating Production B.V. as of 31 December 2005 and Hauzer Techno Coating Engineering B.V. as of 31 December 2005 (hereinafter referred to as “Financial Statements”) and the (combined) pro-forma financial information of the Ipsen Group as of the Effective Date (hereinafter referred to as “Interim Accounts”). The Financial Statements have been prepared in accordance with German GAAP or the applicable foreign accounting standards and (i) present with respect to NACHTWACHE Furnaces GmbH, Ipsen International GmbH, Ipsen Abar UK Ltd., Ipsen Industries S.6 r.l., Ipsen Industries Nordiska AB and Hauzer Techno Coating B.V. a true and fair view of the assets and liabilities, financial condition and results of operations of the respective Ipsen Group Company and (ii) with respect to the other Ipsen Group Companies mentioned in this Section 6.2.2 present fairly, in all material respects, the assets and liabilities, financial condition and results of operations of the respective Ipsen Group Company for the periods referenced therein. To the Sellers’ Knowledge, the Interim Accounts have been properly compiled on the basis of their notes and have in all material respects been prepared under the German GAAP or the applicable foreign accounting standards (but without notes (Anhang), fixed asset register (Anlagenspiegel), cash flow statement (Kapitalflussrechnung)) and with a view to being an interim statement only, using accounting practices, consistent with past accounting practices, and, subject to such adjustments and limitations, in all material respects present a fair view of the assets, financial position, results of operations and cash flows of the Ipsen Group Companies. With regard to the line items marked in Annex 6.2.2, the statement contained in the immediately preceding sentence is true without qualification as to Sellers’ Knowledge.
6.2.3	Conduct of Business since the Effective Date

Except as set forth in Annex 6.2.3 (a) or as contemplated or as otherwise permitted by or disclosed in this Agreement, between 31 December 2006 and the Signing Date, there has not been
(i)	any recapitalization or reorganization which materially changes the corporate structure of the Ipsen Group;

(ii)	any merger or similar business combination between any Ipsen Group Company and any third party;

(iii)	any divestiture by any Ipsen Group Company of a shareholding or business;

(iv)	any lay-off with respect to a significant part of the workforce of the Ipsen Group;

(v)	any change or termination (i) of any employee/service agreement of any of the members of the senior management of the Ipsen Group Companies listed in Annex 6.2.3 (b) (the “Key Employees”) or (ii) in any compensation or benefit of any Key Employee pursuant to any severance or retirement plan or agreement under which the Key Employee is entitled to benefit in connection with this Agreement or the transactions contemplated hereby (other than set forth in Annex 11.2.3); no Key Employee has expressed its intention to terminate his employee/service agreement;

(vi)	any entering into any agreements by any Ipsen Group Company on the one side and the Sellers or any of the Sellers’ Affiliates (other than the Ipsen Group Companies) on the other side other than any agreements listed in Annex 4.1 or concluded in the ordinary course of trading on arms-length terms;

(vii)	any assumption by any Ipsen Group Company of any obligation or indebtedness of the Sellers or any of the Sellers’ Affiliates (other than the Ipsen Group Companies);

(viii)	any entering into any guarantee or indemnity or similar agreement by any Ipsen Group Company to secure obligations of the Sellers or any of the Sellers’ Affiliates (other than the Ipsen Group Companies);

(ix)	any non arms-length payments or non arms-length transactions or any distribution of profits by any Ipsen Group Company to or for the benefit of any of the Sellers or any of the Sellers’ Affiliates (other than the Ipsen Group Companies);

(x)	any material act or omission outside the ordinary course of business of the Ipsen Group Companies;

(xi)	any change of accounting methods or tax methods of accounting, any material tax elections or any settlement of any material tax claims,

provided that the statements made in this Section 6.2.3 (iv), (v), (x) and (xi) are only made subject to Sellers’ Knowledge.
6.2.4	Fixed Assets

The fixed assets (Sachanlagevermögen), including but not limited to real estate and real estate like rights (grundstücksgleiche Rechte), reflected in the Interim Accounts are attributable as reflected in the Interim Accounts to, or owned by, the respective Ipsen Group Companies except for fixed assets which are subject to retention of title (Eigentumsvorbehalt) agreed in the ordinary course of business (hereinafter referred to as “Fixed Assets”).

To the Sellers’ Knowledge, the Fixed Assets are free of any liens, pledges or other encumbrances or any other rights of third parties, the Sellers and their Affiliates (other than any Ipsen Group Company) except (i) as set forth in Annex 6.2.4 (a) hereto or (ii) for Permitted Liens. “Permitted Liens” means with respect to any Fixed Asset any charge, encumbrance, lien or comparable right which (i) in case it relates to real estate and secures financial debt not reflected in the Interim Accounts is specified in Annex 6.2.4 (b), or (ii) is imposed by applicable law, or (iii) is imposed as a consequence of standardised terms and conditions (such as the AGB Banken, VOB/B, ADSp and the like), or (iv) is a security right in favour of Tax Authorities or other governmental authorities, or (v) in case of a security for financial debt, is granted for debt fully reflected in the Interim Accounts, or (vi) is a customary retention of title right granted in the ordinary course of business, or (vii) is a customary right granted in favour of suppliers, mechanics, workmen, carriers and the like in the ordinary course of business, or (viii) does not materially negatively affect the ability of the affected Ipsen Group Company to conduct its business as conducted as of the date hereof whereby negative effects already existing on or prior to the date hereof shall never be regarded as relevant, or with respect to real estate, the continued use of such real estate.

6.2.5	Intellectual Property Rights and IT
(a)	To the Sellers’ Knowledge, Annex 6.2.5 (a) contains a list of all material patents and patent applications as well as trademarks and trademark applications owned by or licensed to the Ipsen Group Companies (hereinafter referred to as the “Intellectual Property Rights”).

(b)	To the Sellers’ Knowledge, except as set out in Annex 6.2.5 (a), the Intellectual Property Rights are free from any rights of third parties, the Sellers and its Affiliates (other than any Ipsen Group Company) and neither subject to any pending proceedings for opposition, cancellation, revocation or rectification which may negatively affect the operation of the Business nor being infringed by third parties or subject to total or partial nullification or any material rights of prior users. To the Sellers’ Knowledge, except as set forth in Annex 6.2.5 (a), the Ipsen Group Companies do not infringe any intellectual property rights of third parties by manufacturing and/or marketing their present products or by any other act within their respective business. To the Sellers’ Knowledge, with regard to patents and trademarks, no intellectual property rights other than the Intellectual Property Rights are currently used by or necessary for any Ipsen Group Company, to materially conduct its business as currently conducted.

(c)	To the Sellers’ Knowledge, Annex 6.2.5 (b) sets forth a complete and accurate list of the Software owned by the Ipsen Group Companies (“Company Software”). To the Sellers’ Knowledge, the Company Software has been completely developed by the Ipsen Group Companies’ employees in the course of employment with the Ipsen Group. To the Sellers’ Knowledge, no Company Software has been licensed to any third party. “Software” means all computer programs, systems, applications and codes other than standard computer software and applications.

6.2.6	Shop and Collective Bargaining Agreements

To the Sellers’ Knowledge, Annex 6.2.6 hereto contains a true and complete list of all material shop agreements (Betriebsvereinbarungen) and collective bargaining agreements (Tarifverträge) applicable to, and any works council established at, any of the Ipsen Group Companies as well as all material benefit, bonus, retention bonus, pension and employee benefit plans applicable for employees of any of the Ipsen Group Companies.

6.2.7	Insurance

To the Sellers’ Knowledge, Annex 6.2.7 hereto contains a true and complete list of all material insurance policies relating to the respective businesses of the Ipsen Group Companies and which are currently ongoing, i.e. where premiums currently have to be paid. To the Sellers’ Knowledge, all such insurance policies are in full force and effect, and all premiums due until the date hereof have been paid. To the Sellers’ Knowledge, except as disclosed in Annex 6.2.7, with respect to the Ipsen Group Companies there are no claims exceeding EUR 100,000.00 per claim pending under any insurance policy. To the Sellers’ Knowledge, Annex 6.2.7 includes for each Ipsen Group Company a list of all claims exceeding EUR 100,000.00 per claim brought under insurance policies during the last twelve months prior to the Signing Date. To the Sellers’ Knowledge, except as disclosed in Annex 6.2.7, none of these claims has been denied in whole or in part by the insurance company.

6.2.8	Litigation

There are no law suits, court actions or proceedings pending before a court of justice, arbitration panel or an administrative authority or threatened in writing involving an amount in dispute (Streitwert) exceeding EUR 100,000.00 in each individual case on the Signing Date pending (rechtshängig) against any of the Ipsen Group Companies, except as set forth in Annex 6.2.8.

6.2.9	Material agreements

To the Sellers’ Knowledge, Annex 6.2.9 correctly lists for each Ipsen Group Company all of the following agreements, other than agreements which have already been fully performed by all parties thereto (the agreements listed or to be listed in Annex 6.2.9, the “Material Agreements”):
(a)	agreements for joint ventures and/or joint development of products or technology, other than the Shareholders’ Agreements, involving expenditures of more than EUR 250,000.00 per item;

(b)	loan agreements with any Ipsen Group Company as borrower or lender and other instruments evidencing financial indebtedness of or owed to any Ipsen Group Company other than any agreements relating to any intercompany debt towards any Ipsen Group Company that are, in each case, not reflected in the Interim Accounts, in each case with outstanding amounts (including interests) in excess of EUR 100,000.00 and except for the Senior Facilities Agreement and the Intra Group Agreements;

(c)	guarantees, suretyships (Bürgschaften), letters of comfort (Patronatserklärungen), performance or warranty bonds and similar instruments issued by any third party, including, for the avoidance of doubt, any other Ipsen Group Company, to secure any indebtedness or other obligation of any Ipsen Group Company or issued by any Ipsen Group Company to secure any indebtedness or other obligation of another Ipsen Group Company or any third party (other than an Ipsen Group Company) for an amount of EUR 100,000.00 or more per item (other than those listed in Annex 4.4(a) or Annex 4.4(b));

(d)	agreements regarding swaps, options, forward sales or purchases, futures and other financial derivatives and combinations thereof other than referred to in Annex 4.1 under IV;

(e)	agreements relating to any disposition or acquisition of any material assets or rights by or to a Ipsen Group Company, providing for a consideration exceeding EUR 200,000.00 per item, relating to (i)

any acquisition or disposition of assets constituting a partial business (Teilbetrieb) or shares in enterprises within a period of two years prior to the Signing Date, (ii) any acquisition or disposition of other fixed assets within a period of one year prior to the Signing Date and (iii) future dispositions or acquisitions of any material assets or rights, in each case of this lit. (e) other than dispositions or acquisitions of inventory or equipment in the ordinary course of business;
(f)	agreements relating to capital expenditures involving an amount exceeding EUR 250,000.00;

(g)	agreements imposing any material restriction on a Ipsen Group Company to (i) engage or compete with any third party in any line of business presently conducted by the Ipsen Group, (ii) to acquire any products or services which are material to carry on the business of the Ipsen Group Companies as currently conducted from any third party or (iii) to sell any products to or perform any services for any third party or in any region or to develop any technology unless such agreements can be terminated with a notice period of no more than six months;

(h)	agreements with the Sellers or the Seller’s Affiliates (other than the Ipsen Group Companies) other than reflected in Annex 4.1 or concluded in the ordinary course of trading on arms’ length terms;

(i)	any other agreements outside the ordinary course of business (außerhalb des gewöhnlichen Geschäftsbetriebes) which have a value in excess of EUR 250,000.00 per annum.
To the Sellers’ Knowledge, except as disclosed in Annex 6.2.9 or such agreements with Sellers or Sellers’ Affiliates (other than a Ipsen Group Company) that shall be terminated as of Closing in accordance with this Agreement, (i) no party to a Material Agreement has given notice of termination, (ii) none of the Ipsen Group Companies is in material breach of any Material Agreement.

6.2.10	Product Quality

To the Sellers’ Knowledge, except as disclosed in Annex 6.2.10, there are no product or service liability or similar claims, or product or service warranty claims with an individual value of more than EUR 100,000.00, pending before a court of justice or an arbitration panel or threatened in writing against the Ipsen Group Companies.

6.2.11	Permits, Compliance with laws

Except as disclosed in Annex 6.2.11, (i) each Ipsen Group Company holds all material permits, licenses and other public law approvals (öffentlich-rechtliche Erlaubnisse) which are necessary to conduct its business materially as currently conducted (the “Permits”), (ii) to the Sellers’ Knowledge the Permits are in full force and effect (bestandskräftig) and have not been challenged (angefochten) by any third party in writing nor has such challenge been threatened in writing, and (iii) to the Sellers’ Knowledge no proceedings regarding a revocation (Widerruf) or withdrawal (Rücknahme) of any Permit have been initiated or threatened in writing. Except as disclosed in Annex 6.2.11, to the Sellers’ Knowledge each Ipsen Group Company is and has been materially in compliance with the Permits and with all material applicable laws and regulations and all material orders, decrees, or rulings of, or restrictions imposed by, any governmental authority (collectively “Administrative Orders”), in each case with respect to all relevant jurisdictions where the Ipsen Group Companies do business.
6.3	No other Sellers’ Guarantees
6.3.1	The Purchaser explicitly acknowledges that it purchases and acquires the Sold Shares and the Business without reliance upon express or implied representations, warranties and guarantees of any nature made by the Sellers except for the guarantees explicitly given by the Sellers under this Agreement.

6.3.2	Without limiting the generality of the foregoing, the Purchaser acknowledges that the Sellers give no representation, warranty or guarantee with respect to:

(a)	any projections, estimates or budgets delivered or made available to the Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Ipsen Group Companies;

(b)	the VDD Report, the Information Memorandum, the Legal Fact Book or any other information or documents made available to the Purchaser or its counsel, accountants or advisors with respect to the Business or the Ipsen Group Companies except as expressly set forth in this Agreement; or

(c)	any Tax matter except as provided for in Section 8 or otherwise explicitly provided for in this Agreement.
6.4	Sellers’ Knowledge

In this Agreement, the knowledge of the Sellers (heretofore and hereinafter referred to as the “Sellers’ Knowledge”) shall solely encompass the actual knowledge as of the Signing Date of (i) Christoph Schmidt-Wolf as membre du conseil de gérants of Seller 1 and (ii) the managing directors (Geschäftsführer) of Seller 2, Mr. Michael Calovini and Ralf Schuler, each after having made due inquiry with Dr. Hendrik Grobler and Mr. Peter Fleischmann, managing directors of Ipsen International GmbH as well as Mr. John Schmitt (CEO of Ipsen Inc.) and Mr. Thomas Krug (CEO of Hauzer Techno Coating B.V.).
Section 7
Remedies for Breach of Sellers’ Guarantees and
Tax Indemnification
7.1	General/Recoverable Damages
7.1.1	In the event of any breach or non-fulfilment by the Sellers of any of the guarantees pursuant to Section 6 or covenants of Sellers under Section 11.2, the Sellers shall put the Purchaser and/or the relevant Ipsen Group Company into the position the Purchaser and/or such Ipsen Group Company would have been in had the guarantee or covenant not been breached or properly fulfilled (restitution in kind; Naturalrestitu-

tion). If (i) the Sellers are unable to achieve this position within 90 days after having been notified by the Purchaser of the breach or (ii) restitution in kind is not feasible, the Purchaser may claim for monetary damages (Schadenersatz in Geld), in accordance with Section 249 et seq. German Civil Code including (i) consequential damages (Folgeschäden) and (ii) loss of profits (entgangener Gewinn) to the extent such lost profits are proven and tangible and do not relate to a breach of a guarantee in Section 6.2.1 to the extent relating to shares and encumbrances thereon, provided, however, that such damages shall not include internal administration or overhead costs of Purchaser, any value reduction (due to, for example, lost earnings or decreased cash flow) or be based on any arguments that the Purchase Price was calculated upon incorrect assumptions. For the avoidance of doubt: There shall be no double-counting of any losses or damages and the reduced value of a subsidiary or reduced dividend flows resulting from the breach of a Sellers’ Guarantee shall not be indemnifiable in addition to the claims stipulated in this Section 7.
7.1.2	The Sellers shall not be liable for, and the Purchaser shall not be entitled to claim for, any damages of the Purchaser under or in connection with this Agreement if and to the extent that:
(a)	the matter to which the claim relates is specifically provided for in the Interim Accounts either as a liability (Verbindlichkeit) or as a provision (Rückstellung); or

(b)	any damages of the Purchaser are covered by claims through existing insurance policies or by claims against other third parties, provided that such claims against third parties other than insurance providers have actually been received or could have been received using reasonable efforts to collect such claims (which does not apply to claims against advisors or employees); or

(c)	the Purchaser and/or, after the Closing Date, any of the Ipsen Group Companies contributed to the occurrence or amount of the damages.

Any payments actually made by the Sellers in order to discharge a liability which is or becomes excluded or reduced under this Section 7 shall be refunded by the Purchaser to the Sellers immediately upon the occurrence of the event triggering such exclusion or reduction of liability. The Purchaser undertakes to inform the Sellers, without undue delay, about any event which may trigger an exclusion or reduction of liability under this Section 7.
7.2	Overall Scope of Sellers’ Liability pursuant to this Agreement
7.2.1	To the extent that any guarantee referring to any of the Ipsen Group Companies in which the Sellers hold as of Closing (directly or indirectly) less than 100 per cent is breached, the Sellers shall only be liable to the Purchaser for a damage pro rata to the Sellers’ aggregate equity shareholding in such Ipsen Group Company.

7.2.2	The Sellers’ aggregate liability for claims for breach of any of the guarantees pursuant to Section 6 shall be limited to EUR 15,000,000.00 (hereinafter referred to as “Liability Cap”). Such Liability Cap shall not apply to the guarantees set forth in Section 6.2.1, 6.2.2 and 6.2.3. The Sellers’ aggregate liability for claims for breach of the guarantees under Section 6.2.2 together with any liability for any claims under Section 8 arising from a potential sales tax exposure in US states and claims relating to a fiscal unity involving the Linac consolidated group shall be limited to EUR 25,000,000.00. The Sellers aggregate liability for any other claims under Section 8 shall be limited to EUR 8,000,000.00. For the avoidance of doubt, any payments under the Liability Cap with respect to a liability pursuant to Section 6.2.2 shall also count as payments under the cap of EUR 25,000,000.00 and vice versa.

7.2.3	Notwithstanding the above, the overall liability of the Sellers under this Agreement shall in no event exceed EUR 89.694.000,00.
7.3	De Minimis Amount; Threshold

The Purchaser shall only be entitled to claims under Section 6 and Section 7 to the extent that (i) each individual claim exceeds an amount of EUR 75,000.00 (Euro seventy five thousand) (hereinafter referred to as “De Minimis Amount”)

and (ii) the aggregate amount of all such individual claims pursuant to lit. (i) exceeds EUR 1,500,000.00 (Euro one million five hundred thousand) (hereinafter referred to as “Threshold”). In case the De Minimis Amount and the Threshold are exceeded, the Purchaser can claim the full amount of all claims exceeding the De Minimis Amount (Freigrenze). The limitations set forth in sentence 1 above shall not apply to claims regarding the guarantees set forth in Section 6.2.1. Claims of the Purchaser with respect to Taxes (Section 8) relating to (i) Ipsen International GmbH, (ii) Ipsen Holdings Inc. and its subsidiaries and (iii) Hauzer Techno Coating B.V. and its subsidiaries can only be raised for claims exceeding, individually or in the aggregate, EUR 10,000.00 (Euro ten thousand) per legal entity or group of legal entities, respectively, as referred to in (i) to (iii) and calendar year, in which case the Purchaser shall be entitled to claim the full amount of such claims (Freigrenze).
7.4	Exclusion of Claims due to Purchaser’s Knowledge

The Purchaser shall not be entitled to bring any claim under Section 6 if the underlying facts or circumstances to which the claim relates were known by the Purchaser, taking into account that the Purchaser, prior to entering into this Agreement, has been given the opportunity to perform a review of the status of Ipsen Group Companies and the Business from a, inter alia, commercial, financial and legal perspective and to perform a review of the documents contained on or identified in the document index contained in the CD-ROM deposited with the acting notary for evidentiary purposes (hereinafter referred to as the “Disclosed Documents”). Facts and circumstances that have been truly and fairly disclosed in the Disclosed Documents and could reasonably be concluded, without making further enquiries, from the Disclosed Documents or from this Agreement or its Annexes are deemed to be known by the Purchaser. Any facts and circumstances shall be deemed “truly and fairly disclosed”, if the disclosure was made in a coherent manner and therefore the relevant facts and circumstances and their significance could reasonably and without further inquiry be concluded from the Disclosed Documents or from this Agreement or its Annexes.

The CD-ROM shall remain deposited with the notary until 31 December 2017 and may be destroyed by the notary after this date. A Party seeking access to the CD-ROM has to provide suitable equipment to do so and has to provide sufficient evidence to the Notary, that such equipment will not damage or destroy the CD-ROM or its content.
7.5	Notification of Sellers; Procedure in Case of Third Party Claims
7.5.1	In the event of an actual or potential breach of guarantee pursuant to Section 6, the Purchaser shall without undue delay, however not later than four weeks from becoming aware of the matter notify the Sellers of such alleged breach in writing, describing the potential claim in reasonable detail and, to the extent practical, state the estimated amount of such claim and give the Sellers the opportunity to remedy the breach, if possible, within the period of time indicated in Section 7.1.

7.5.2	Furthermore, in the event that in connection with a breach of a guarantee under Section 6 any claim or demand of a third party is asserted against the Purchaser or any of the Ipsen Group Companies, the Purchaser shall (i) make available to the Sellers a copy of the third party claim or demand and of all material documents and (ii) give the Sellers the opportunity to cooperate with the Purchaser in defending the Purchaser or any of the Ipsen Group Companies against such claim. The Sellers may (i) participate in all negotiations and correspondence with the third party, (ii) nominate counsel acting, if necessary, in the name of the Purchaser or any of the Ipsen Group Companies, and such nomination shall be considered in good faith by the Purchaser and the relevant Ipsen Group Companies, (iii) require that the claim be litigated or settled in accordance with the Sellers’ instructions, (provided that the Purchaser shall only be obliged to settle the claim or to procure that the claim be settled in accordance with the Sellers’ instructions if the Sellers acknowledge in writing the corresponding claims of the Purchaser) and (iv) notify the claim to a third party that may have the obligation to indemnify or to hold harmless any of the Sellers or their Affiliates (other than the Ipsen Group Companies); in addition, the Sellers or Elster Group GmbH may assert and assign its rights pursuant to the foregoing sentence on to E.ON Ruhrgas AG in order to comply with any requirements and obligations of Elster Group GmbH pursuant to the share purchase agreement dated 15 June 2005 between E.ON Ruhrgas AG and

NACHTWACHE Acquisition GmbH (Deed No. H 1637/2005 of notary public Dr. Armin Hauschild, Düsseldorf (the “E.ON SPA”)).
7.5.3	In no event shall the Purchaser or any of the Ipsen Group Companies be entitled to acknowledge or settle a claim or permit any such acknowledgement or settlement without the Sellers’ prior written consent to the extent that such claims may result in a liability or indemnity of the Sellers under this Agreement. The Purchaser and any of the Ipsen Group Companies shall, at their expense, in good faith cooperate with the Sellers in the defense of any third party claim, provide the Sellers and their representatives (including, for the avoidance of doubt, its advisors) access to all relevant business records and documents and permit the Sellers and their representatives to consult with the directors and representatives of the Purchaser or any of the Ipsen Group Companies. All costs and expenses incurred by the Sellers in connection with any of their rights under this Section 7.5 shall be borne by the Sellers.

7.5.4	The failure of the Purchaser to comply with its obligations under this Section 7.5 in any material respect shall release the Sellers from their respective obligations under Section 6 and Section 7
(i)	- with regard to the obligations set forth in Section 7.5.3 sentence 1 and with regard to the continued violation of obligations under this Section 7.5 by the Purchaser after the Purchaser has been notified in writing of such violation by the Sellers — unless and to the extent the Purchaser can show that the Sellers were not prejudiced by such failure;

(ii)	- with regard to any other obligations under this Section 7.5 – to the extent that the Sellers can show that they were prejudiced by such failure.
7.6	Calculation of Damages; Mitigation

The legal principles as to the calculation of damages, mitigation of damages and off-setting of losses by advantages caused due to the damaging event (Schadensberechnung, Schadensminderung, Vorteilsausgleichung) pursuant to Sections 249 et seqq. of the German Civil Code (Bürgerliches Gesetzbuch, BGB)

shall apply to all claims of the Purchaser based on a breach of any of the Sellers’ obligations under Section 6, unless explicitly provided otherwise in this Agreement.
7.7	Limitation Periods

All claims for any breach of guarantees of the Sellers pursuant to Section 6 through 8.1 shall become time-barred (verjähren) on 31 March 2009, except for claims based on a breach of the guarantees given under Sections 6.2.1 which shall become time-barred three (3) years after the Closing Date. Claims with respect to Taxes (Section 8, except for Section 8.1) shall become time-barred in accordance with Section 8.7. Section 203 of the German Civil Code shall not apply.

7.8	Exclusion of Further Remedies
7.8.1	To the extent permitted by law, any further claims and remedies, other than those explicitly provided for herein and other than claims for breach of obligations specifically provided for in Section 11 or Section 12, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation, claims under pre-contractual fault (Section 311 para. 2 and 3 of the German Civil Code), breach of contract (Pflichtverletzung aus dem Schuldverhältnis) and/or the right to reduce the Purchase Price (Minderung) or to rescind (Rücktritt) or cancel (Anfechtung) this Agreement, and any liability in tort (Deliktshaftung).

7.8.2	The Sellers and the Purchaser agree that the provisions contained in Section 6 of this Agreement are no quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of Sections 443, 444 of the German Civil Code and that Section 444 of the German Civil Code shall not and does not apply for the guarantees contained in Section 6. In the unlikely event that the provisions of Section 6 setting out the scope and limitations of the Sellers’ liability are, contrary to the intention and explicit understanding of the Parties, regarded and construed as quality guarantees concerning the object of the purchase, and the limitations of the Sellers’ liability contained herein are therefore found wholly or partially invalid, the Pur-

chaser hereby waives the right to assert claims going beyond the limits of liability provided for herein. The Sellers accept such waiver.
7.8.3	The limitations set forth in Sections 7.2, 7.3 and 7.8.1 shall not apply in case of a wilful breach (vorsätzliche Pflichtverletzung) by the Sellers of any of the Sellers’ Guarantees or other obligations of the Sellers under or in connection with this Agreement.
7.9	Tax advantage

To the extent any circumstances triggering an obligation or liability of the Sellers under, or in connection with, this Agreement (other than under Section 8 below), for which the Purchaser has been compensated by the Sellers or a third party in connection with this Agreement, should lead to a future net Tax advantage after taking into account the claim by Purchaser hereunder in particular a reduced Tax burden, of any of the Ipsen Group Companies, such Tax advantage shall be passed on to the Sellers when actually received or realized, to the extent within six years from the Closing Date.

7.10	Several Liability
7.10.1	Each Seller is severally liable (teilschuldnerische Haftung) for such portion of a claim of the Purchaser pursuant to this Section 7 only that corresponds to that Seller’s portion of the Purchase Price as determined in accordance with Annex 3.1.2. Notwithstanding the foregoing, Seller 1 and Seller 2 shall be jointly and severally liable (gesamtschuldnerisch) for claims against Seller 1 and Seller 2 under this Agreement, respectively.

7.10.2	To the extent any claim of the Purchaser pursuant to this Section 7 results from the breach of a Sellers’ Guarantee that relates to the Sold Shares or the sphere of one or some of the Sellers only, or any breach of a Sellers’ Guarantee is otherwise related to the sphere of one or some of the Sellers only, only that or these Seller(s) shall be liable for such claim. Notwithstanding the foregoing, Seller 1 and Seller 2 shall be jointly and severally liable (gesamtschuldnerisch) for claims against Seller 1 and Seller 2, respectively.

7.11	Purchase Price Adjustment

Each payment under this Section 7 shall be deemed to be, and treated as, an adjustment to the Purchase Price, to the extent permitted by law.
Section 8
Taxes
8.1	Tax returns and payments

Based on, and subject to, the limitations set forth in this Section 8 or otherwise in this Agreement, the Sellers hereby represent and warrant to the Purchaser in the form of an independent guarantee (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that until the Closing Date and except as set forth in Annex 8.1 hereto, all returns with regard to Taxes relating to the Ipsen Group Companies have been filed in accordance with applicable Tax laws with the respective Tax authorities and all Taxes have been paid when due.

For the avoidance of doubt, the Sellers do not represent and warrant (i) the amounts of any Tax loss carry-forwards or deferred Tax assets of any of the Ipsen Group Companies or (ii) the Purchaser’s or any of the Ipsen Group Companies’ ability to realize deferred Tax assets.

The term “Tax” as referred to in this Agreement shall mean any direct and indirect taxes (Steuern), including tax advances and auxiliary obligations (steuerliche Nebenleistungen), as defined in Section 3 of the German Tax Act (Abgabenordnung, AO) or corresponding taxes, tax advances and auxiliary obligations levied by foreign authorities as well as social security charges (Sozialversicherungsbeiträge), withholding taxes and other employment taxes, and shall include any successor, transferee, escheat or contractual liability or secondary liability for other persons’ taxes (Steuerhaftungsbeträge), and indebtedness under tax sharing agreements (Steuerumlagen) and any liability for the Linac consolidated group, under US Reg. 1.1502-6 or similar provisions of any state, local or foreign law, and any tax related penalties and fines, and any costs and expenses reasonably incurred by the Purchaser or the Ipsen Group Companies with respect to any such taxes and charges. For the avoidance of doubt: deferred taxes (latente Steuern) are not Taxes within the meaning of this definition.

8.2	Indemnity
8.2.1	Subject to, and limited by, the provisions set forth in this Section 8 or otherwise in this Agreement, the Sellers hereby undertake to indemnify the Purchaser from (i) all Tax liabilities relating to the Ipsen Group Companies and to the period prior to the Effective Date and (ii) all (x) tax-related penalties, fines, surcharges and other payments referred to in Section 3 (4) German Tax Act (Abgabenordnung) and (y) Tax liabilities resulting from any inter-company transactions, including without limitation, the transfers of shares and assets of the Ipsen Group Companies amongst the Sellers’ Affiliates or the Ipsen Group or the sale of goods other than on arms’-length-terms in the ordinary course of trading, in each case of (x) and (y) relating to the Ipsen Group Companies and to the period prior to the Closing Date, except to the extent such Tax liabilities
(a)	have been paid by any Ipsen Group Company prior to or by the Effective Date or, in case of Taxes under (ii) above, in the ordinary course prior to the Closing Date;

(b)	are provided for in the Interim Accounts either as a liability (Verbindlichkeit) or as a provision (Rückstellung);

(c)	are the result of any transaction or act directly or indirectly initiated by the Purchaser or by any of the Ipsen Group Companies following the Closing Date; for the avoidance of doubt, this shall not include the filing of any tax returns for any period until the Closing Date;

(d)	can be offset against Tax loss carry-forwards that are or were available (including as a result of subsequent Tax audits) in the period to which such Taxes are attributable to, provided, however, that any use or reduction caused directly or indirectly by the Purchaser of such Tax loss carry-forwards shall be disregarded; or

(e)	are the result of any change in the accounting or taxation policies introduced following the Signing Date, unless such change is required in order to comply with laws or administrative guidelines.

If and to the extent tax liabilities are covered by claims against third parties and are actually indemnified by the Sellers the Purchaser shall procure that such claims are assigned by the relevant Ipsen Group Company to the Sellers’ Representative or, should an assignment not be possible, the relevant Ipsen Group Company pursues such claim at the direction and cost of the Sellers and passes on to the Sellers any benefit obtained thereby.

It is understood that any indemnification by the Sellers under this Section 8.2 shall be limited on a pro-rata basis by the respective percentage of interest directly or indirectly held by the Sellers in the respective Ipsen Group Company on the Signing Date.

8.2.2	With respect to any Tax that is payable with respect to any taxable period beginning on or prior to the Effective Date and ending after the Effective Date, the amount of such Tax allocable to the period ending on (and including) the Effective Date (herein “Pre-Effective Date Obligation”), and the portion of Taxes related to the time period (Zeitraum) beginning after the Effective Date (herein “Post-Effective Date Obligation”), shall be determined as follows:
(i)	In the case of Taxes other than Taxes based upon or related to income, sales, transfers, gross receipts, wages, capital expenditures, expenses or any similar Tax base, such portion shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the denominator of which is the number of days of the entire Tax period and the numerator of which is (i) in the case of a Pre-Effective Date Obligation the number of days of the portion of such period ending on (and including) the Effective Date, and (ii) in case of a Post-Effective Date Obligation the number of days of the portion of such period beginning after the Effective Date.

(ii)	In the case of any Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, such portion shall be deemed equal to the amount that would be payable if the relevant Tax period ended on the Effective Date.

8.3	Tax Benefit

If and to the extent, in respect of periods after the Effective Date, the Purchaser or any of the Ipsen Group Companies or any successor to all or parts of their businesses) actually receives any benefit by refund, offset or reduction of Taxes, which they have, will have or would have received due to circumstances giving rise to a claim under Section 8.2 (including, but not limited to timing difference (Phasenverschiebung), such as extension of amortization or depreciation periods or higher depreciation allowances or usage of any loss carry forwards), then the corresponding benefit to the extent received within six years from the Closing Date, shall be passed on to the Sellers, unless the related claim has not yet been discharged by the Sellers.

8.4	Compensation by the Purchaser

The Purchaser hereby undertakes to compensate the Sellers for any amounts equal to any Tax refund received by any Ipsen Group Company relating to the period prior to the Effective Date, together with any interest thereon paid by the Tax authorities, if and to the extent such refund is not reflected in the Financial Statements or in the Interim Accounts, unless the Tax refund relates to a Tax liability triggering a claim for indemnification under Section 8.2 above not yet discharged by the Sellers.

The amounts payable under this Section 8.4 shall become due and payable ten (10) Business Days following the date of the receipt of such Tax refund by the Purchaser or the relevant Ipsen Group Company.

8.5	Handling of Tax matters
8.5.1	The Purchaser, at its own cost and expense, hereby undertakes to procure that all Tax Matters (as defined below) of the Ipsen Group Companies relating to the period up to and including the Effective Date shall be handled by the Ipsen Group Companies only in close cooperation with the Sellers. The Sellers must, in particular, be notified fully, and without any undue delay, in respect of any Tax returns, Tax assessments, Tax audits, Tax appeals, Tax court proceedings and of any attempt of the Tax authorities to make any Tax charge or to disallow any Tax relief or allowance or refund (together “Tax Matters”). Each notification shall be in writing and by attaching copies of any material documents related thereto and not yet known to the Sellers.
For periods prior to the Effective Date, the Purchaser shall provide the Sellers with draft Tax returns at least 15 Business Days prior to the earlier of (i) the due date for filing or (ii) the actual filing of such Tax returns. Furthermore, the Sellers, their employees, professional advisors and other representatives shall be granted the opportunity to comment on, and to participate in, Tax Matters, which shall be prepared and conducted by the respective Ipsen Group Company.

If any information from Sellers is required for Purchaser and the Ipsen Group Companies to prepare any Tax returns for any period until the Closing Date, Sellers shall make available such information to Purchaser without undue delay upon Purchaser’s request.

8.5.2	The Sellers and/or their representatives and/or proxies are entitled to participate in any audit and all meetings with the Tax authorities related to the time period up to and including the Effective Date. The Sellers can appoint a lawyer, an accountant or a tax advisor or firms of such professionals to represent the Sellers or their legal successors in a Tax audit in relation to Taxes for the time period up to and including the Effective Date. The Sellers and/or its representatives and/or proxies shall be given full access to all relevant documents. The Purchaser shall ensure that the Ipsen Group Companies or their relevant legal successors on request of the Sellers (i) accept the advisers appointed by the Sellers in accordance with this Section 8.5.2 and to provide powers of attorney to them if and to the extent necessary, (ii) provide access to all documents connected to the relevant Taxes, and (iii) contest findings, the announcement of a Tax audit, or Tax assessments and take any legal actions against such findings or Tax assessments or announcements relating to the period up to and including the Effective Date. This Section 8.5.2 also applies correspondingly to findings or Tax assessments not being the result of a Tax audit.

8.5.3	Binding declarations to the Tax authorities relating to the period up to and including the Effective Date shall be made by the respective Ipsen Group Company or the Purchaser only in agreement with the Sellers. If any findings or assessments, respectively, of the Tax authorities, which relate to the period prior to the Effective Date, give rise to any claim of the Purchaser under this Section 8, the Purchaser shall cause the respective Ipsen Group Company to file any remedy or appeal as instructed by the Sellers.
8.5.4	With respect to (i) a potential sales tax exposure in certain US states as described in the VDD Report, (ii) a potential Tax risk relating to the profit and loss transfer agreement dated 18 July 2006 between Nachtwache GmbH and Ipsen International GmbH and (iii) a potential Tax risk relating to sales tax for which Hauzer Techno Coating B.V. may be liable, the Sellers shall be entitled to direct the Ipsen Group Companies, and after the Closing the Purchaser shall procure that the Ipsen Group Companies comply with the Sellers’ directions, with regard to any measures with the objective to minimize such Tax risk or Tax exposure. The Sellers shall bear all costs and expenses arising from such measures, Sections 8.5.2 and 8.5.3 shall apply accordingly.

8.5.5	If the Purchaser fails to comply with any of the provisions set forth in Section 8.5 in any material respect any related claims of the Purchaser under this Section 8 shall be excluded,
(i)	- with regard to the obligations set forth in Section 8.5.2 sentence 4 no. (iii) and with regard to the continued violation of obligations under this Section 8.5 by the Purchaser after the Purchaser has been notified in writing of such violation by the Sellers — unless and to the extent the Purchaser can show that the Sellers were not prejudiced by such failure;

(ii)	- with regard to any other obligations under this Section 8.5 – to the extent that the Sellers can show that they were prejudiced by such failure.
8.5.6	Section 7.5.2 shall apply accordingly.
8.6	Purchase Price Adjustment

Each payment under this Section 8 shall be deemed to be, and treated as, an adjustment to the Purchase Price, to the extent permitted by law.

8.7	Limitation

All claims of the Purchaser in respect of Tax liabilities of the Ipsen Group Companies under this Section 8 (for the avoidance of doubt: except for the claims under Section 8.1 which become time-barred in accordance with Section 7.7) shall become time-barred (verjähren) upon the earlier of (i) the expiration of three months after the final and binding and non-appealable assessment (materielle Bestandskraft) of the relevant Tax payable by the relevant Ipsen Group Company relating to the period prior to the Effective Date and (ii) the expiration of six years after the Closing Date.

8.8	Several Liability
8.8.1	Each Seller is severally liable (teilschuldnerische Haftung) for such portion of a claim of the Purchaser for indemnification pursuant to this Section 8 only that corresponds to that Seller’s portion of the Purchase Price as determined in accordance with Annex 3.2.1. Notwithstanding the foregoing, Seller 1 and Seller 2 shall be jointly and severally liable (gesamtschuldnerisch) for any claims pursuant to this Section 8 against Seller 1 and Seller 2, respectively.

8.8.2	To the extent any claim of the Purchaser for indemnification pursuant to this Section 8 relates to the Sold Shares or the sphere of one or some of the Sellers only, or any claim for indemnification pursuant to this Section 8 is otherwise related to the sphere of one or some of the Sellers only, only that or these Seller(s) shall be liable for such claim. Notwithstanding the foregoing, Seller 1 and Seller 2 shall be jointly and severally liable (gesamtschuldnerisch) for any claims pursuant to this Section 8 against Seller 1 and Seller 2, respectively.
Section 9
Asbestos
9.1	Definitions

For the purposes of this Agreement, the following terms shall be defined as set forth below:

“Asbestos Claim” shall mean any present or future claim, action, lawsuit, litigation, arbitration or other legal proceeding in a court or tribunal of any kind, regardless of the legal or equitable theory alleged, including any of the foregoing which are pending or threatened as of the date hereof (whether or not identified in any Annex to this Agreement or otherwise known to any of the Defending Parties), seeking to recover damages (including, without limitation, damages for personal injuries or property damage) allegedly caused by asbestos, asbestiform minerals and/or asbestos-containing products allegedly mined, manufactured, distributed, sold, used, installed, maintained, or possessed by any of the Ipsen Group Companies (or any alleged predecessor entity to whose liabilities any Ipsen Group Company has become subject either contractually or by operation of law prior to the Signing Date) in the conduct of any business prior to the Signing Date.

“Asbestos Cap” shall mean an amount of EUR 15,000,000.00 (in words: Euro fifteen million) which shall be reduced (i) to the extent any Defending Party is compensated for an Asbestos Claim by a payment by any third party, in particular, but without limitation, by insurance companies after the Signing Date and (ii) by any amount of insurance coverage for the benefit of any Defending Party for Losses related to Asbestos Claims for which the Purchaser is provided with documentation reasonably satisfactory to the Purchaser evidencing such insurance coverage after the Signing Date.

“Defending Party” shall mean any of the Purchaser or any of the Ipsen Group Companies and any of their respective successors, assigns, officers, directors, managers, employees and agents.

“Loss” or “Losses” shall mean any damage, fine, fee, penalty, judgment, deficiency, loss or expense (including, without limitation, any interest, court cost, reasonable fee of any attorney, accountant or other expert or other expense of litigation or other proceeding or of any claim, default or assessment).

9.2	Indemnification

Subject to, and limited by, the provisions set forth in this Section 9, the Sellers hereby undertake to defend, indemnify and hold harmless the Purchaser from and against any Losses incurred by any of the Defending Parties in connection with any present or future Asbestos Claims relating to any of the Ipsen Group Companies or any alleged corporate predecessor thereof.
9.3	Limitations; Refund Obligation
9.3.1	The obligation of the Sellers to indemnify the Purchaser within the meaning of Section 9.2 above shall only apply with respect to an Asbestos Claim
(i)	after the Purchaser or the relevant Ipsen Group Company has made all reasonable efforts in accordance with past practice to obtain coverage for the relevant Asbestos Claim from insurance companies; provided that there shall be no obligation of the Purchaser or the relevant Ipsen Group Company to assert such claims in court, and

(ii)	to the extent the aggregate amount of all Losses resulting from Asbestos Claims and other claims related to asbestos do not exceed the Asbestos Cap;
provided that, to the extent the aggregate amount of all Losses resulting from Asbestos Claims and other claims related to asbestos exceed the Asbestos Cap, the obligation of the Sellers to indemnify the Purchaser in accordance with Section 9.2 shall also apply, however only if and to the extent the Sellers or any Affiliate of the Sellers actually obtain indemnity recoveries for the relevant claim raised by the Purchaser against the Sellers pursuant to the E.ON SPA. The Purchaser acknowledges the limitations of any claim of the Sellers or their Affiliates pursuant to Section X of the E.ON SPA of which the Purchaser is aware.

The Sellers shall procure that the indemnified party under the E.ON SPA, other than in case of an Ipsen Group Company, complies with the directions made by the Purchaser regarding the pursuit of any potential claims thereunder which may reasonably lead to an indemnification of the Purchaser under this Section 9.3.1 at the cost of the Purchaser and passes on to the Defending Party any benefit obtained thereby. The Purchaser can appoint at its own costs a legal adviser or a law firm to represent the Purchaser, the Defending Party and/or the indemnified party under the E.ON SPA or their legal successors in any such claim. The Sellers shall ensure that the indemnified party under the E.ON SPA or their relevant legal successors on request of the Purchaser (i) accept the advisers appointed by the Purchaser in accordance with this Section 9.3.1 and to provide powers of attorney to them if and to the extent necessary in order to be able to effectively pursue such claims and (ii) provide access to all documents connected to the relevant claims under the E.ON SPA, In no event shall the Sellers be entitled to acknowledge, settle or waive (including by an amendment to the E.ON SPA) a claim under the E.ON SPA which may reasonably lead to an indemnification of the Purchaser under this Section 9.3.1 or permit any such acknowledgement, settlement or waiver by the indemnified party or their legal successors without the Purchaser’s prior written consent. Any instructions by the Purchaser to the Sellers in connection with the pursuit of any potential claims under the E.ON SPA shall only be binding on the Sellers if they (i) are in writing, (ii) have been received by the Sellers in due time, but in no event less than ten Business Days before any notice period (Frist) under the E.ON SPA expires and has to be complied with by the Sellers, and (iii) the action and/or declaration required by the Sellers complies with Section X of the E.ON SPA. The Sellers shall have no obligations vis-à-vis the Purchaser or any Ipsen Group Company in connection with any potential claims under the E.ON SPA other than explicitly set forth in this Section 93.1 para. 1 in conjunction with para. 2. With respect to their obligations under this Section 9.3.1 para. 1 in conjunction with para 2, the Sellers shall only be obliged to apply the level of care they apply in their own affairs (diligentia quam in suis). In case any instructions by the Purchaser to the Sellers are not binding in accordance with Section 9.3.1 para. 2 sentence 5 no. (ii) supra, and provided that a relevant claim under the E.ON SPA to which such instructions relate can still be pursued, the Sellers are prepared to proceed with the pursuit of the relevant claims in accordance with the Purchaser’s instructions, provided that (i) there shall be no obligation of the Seller to follow such instructions, and (ii) any liability of the Sellers resulting from the execution or non-execution of such instructions shall be excluded.

The Sellers hereby confirm that no Asbestos Claims have been asserted as of the date hereof under the E.ON SPA for the benefit of a Defending Party (as defined in the E.ON SPA).

9.3.2	Should the Purchaser or an Ipsen Group Company receive payments for Losses related to Asbestos Claims from insurance companies or from other third parties after (i) the Sellers have made payments to the Purchaser in accordance with Sections 9.2 and 9.3 (“Asbestos Indemnity Payments”) and (ii) the sum of such payments by the Sellers and any reduction of the Asbestos Cap in accordance with Section 9.1 (e.g. as a result of any payments by insurance companies or by providing documentation of insurance coverage) amounts to EUR 15,000,000.00 or more, the Purchaser shall pass on such payments by insurance companies or third parties to the Sellers in the exceeding amount up to the total amount of the Asbestos Indemnity Payments without undue delay after having received them. The foregoing shall not apply to the additional indemnity pursuant to Section 9.3.1 for Asbestos Claims in excess of the Asbestos Cap.
9.4	Statute of Limitation

Any claim for indemnification under this Section 9 shall become time-barred on 30 August 2015; all claims which are notified to the Sellers pursuant to Section 9.5 below prior to such date shall continue to be subject to the indemnification obligation even if the final amount or other details of the claim can only be determined thereafter, provided, however, that the notice has been effected in a way that the period of limitation is suspended (gehemmt) or renewed (neubeginnend) in accordance with statutory German law.

9.5	Notification

The Purchaser shall notify the Sellers in writing within twenty (20) calendar days after learning of any Asbestos Claim instituted after the Closing Date for which the Purchaser intends to seek indemnification under any terms of this Section 9 except that the Purchaser’s right to indemnification hereunder shall not be affected by a failure to provide notice within such period except to the extent the Sellers are actually prejudiced by such failure. Such notice shall describe any such Asbestos Claim in reasonable detail and the Purchaser shall also provide copies of any summons, complaints or other legal pleadings, correspondence (including correspondence with insurance companies) or any other documents received in connection with each Asbestos Claim as soon as practicable after the Purchaser’s receipt of the same.
9.6	Control of Defense; Insurance Claims
9.6.1	The Sellers shall have the right to promptly assume the control of the defense of such Asbestos Claim, including, at their election, employment by them of counsel suggested (and paid for) by the relevant insurance companies or otherwise satisfactory to the Purchaser, and in such event the Purchaser must cooperate, and cause the Ipsen Group Companies to cooperate, with such counsel in such defense subject, however, to the Purchaser being paid all reasonable out-of-pocket expenses that the Purchaser or the Ipsen Group Companies may incur in connection with such cooperation. The Purchaser may, in its sole discretion and at its own expense, employ counsel to represent it in the defense of the Asbestos Claim, and in such event counsel for the Sellers shall cooperate with counsel for the Purchaser in such defense; provided, however, that the Sellers shall direct and control the defense of the relevant Asbestos Claim and provided further that, if one or more defenses in connection with such Asbestos Claim is available to the Purchaser or any Ipsen Group Company (other than the actual defendant) which is not available to the actual defendant(s) or conflicts with the actual defendant’s defense, with respect to such defense, the Purchaser may, at the reasonable expense of the Sellers, employ counsel to represent it.

9.6.2	Except with the written consent of the Purchaser, the Sellers shall not consent to the entry of any judgment nor enter into any settlement of such Asbestos Claim which (i) requires any payment by any of the Defending Parties, (ii) does not include as an unconditional term thereof the release of all of the Defending Parties from all liability in respect of such Asbestos Claim, (iii) results in the imposition on any of the Defending Parties of any remedy other than money damages, (iv) results in the admission by any of the Defending Parties of any wrongdoing, or (v) materially impairs the litigation strategy or position of any of the Defending Parties with regard to future asbestos litigation; provided, how-

ever, that the Purchaser shall not unreasonably withhold or delay its consent to the entry of any judgment or any settlement of an Asbestos Claim.
9.6.3	If the Sellers elect not to exercise their rights to assume defense of the Asbestos Claim, or if injunctive relief is sought which would have an adverse effect on any of the Defending Parties, the Purchaser may, but shall have no obligation to, defend against such Asbestos Claim in such manner as it may deem appropriate, and the Purchaser may compromise or settle such Asbestos Claim with the Sellers’ consent, which consent shall not be unreasonably withheld or delayed.

9.6.4	The Purchaser shall procure that, at the Sellers’ election, any insurance claims related to Asbestos Claims actually indemnified by the Sellers be (i) assigned to the Sellers and/or (ii) asserted by the relevant Ipsen Group Company against the insurance company in accordance with the Sellers’ instructions and at the Sellers’ costs and expenses and that the relevant Ipsen Group Company passes on to the Sellers any benefit obtained thereby.
9.7	Right to Assignment and Information Rights

The Sellers shall be entitled to
(i)	notify to third parties any Asbestos Claims raised by the Purchaser against the Sellers under this Section 9 and to provide such third parties with any documents and information related to such Asbestos Claims;

(ii)	appoint any third party to exercise any or all of their rights under Sections 9.5 and 9.6;

(iii)	assign to any third party, other than to a Competitor of the Purchaser or the Ipsen Group Companies, any or all of their rights under Sections 9.5 and 9.6; and

(iv)	assign to any third party, other than to a Competitor of the Purchaser or the Ipsen Group Companies, any or all of their obligations under Section 9 provided, however, that the Sellers or the third party provides the Purchaser with a bank guarantee by a Standard & Poor’s AA- or better rated bank for an amount of the then current Asbestos Cap minus an amount equal to all payments made by the Sellers to the Purchaser under Section 9 to secure possible claims of the Purchaser under Section 9, provided, however, that an assignment of their obligations under Section 9 by Seller 1 and/or Seller 2 to Elster Group GmbH or its legal successors shall not require any such bank guarantee.
9.8	Condition to Indemnification

Any claim for indemnification under Section 9.2 above shall be subject to the respective obligation or liability (i) being determined as a result of a final (rechtskräftig) court judgment (unless a preliminary or other court judgment obliges the Ipsen Group Company concerned to make payments prior to a final court judgment in which case the claim for indemnification becomes immediately due) or (ii) resulting from any settlement agreements entered into in compliance with the provisions of Section 9.6 above.

9.9	Sole Remedy

Without limiting the rights of the Purchaser pursuant to Section 6.2.8 or Section 6.2.2, each in conjunction with Section 7, this Section 9 provides the sole remedy for any matters relating to Asbestos Claims.

9.10	No Third Party Beneficiaries

The indemnification set forth in this Section 9 is solely for the benefit of the parties specifically identified herein, and no right to indemnification or payment of any kind is hereby created for the benefit of any other person or entity.

9.11	Several Liability

Section 7.10 shall apply accordingly for claims under this Section 9.

Section 10
Purchaser’s Guarantees
10.1	Guarantees

The Purchaser hereby guarantees by way of an independent promise of guarantee pursuant to Section 311 para. 1 of the German Civil Code (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB):
10.1.1	The Purchaser is duly incorporated and validly existing under the laws of Germany and has all requisite corporate power and authority to own its assets and to carry out its business.

10.1.2	The execution and performance by the Purchaser of this Agreement and the consummation of the Transaction are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate actions on part of the Purchaser.

10.1.3	The execution and performance by the Purchaser of this Agreement and the consummation of the Transaction do not (i) violate the articles of association or bylaws of the Purchaser nor (ii) violate any applicable law, regulation, judgment, injunction or order binding on the Purchaser, and (iii) there is no action, law suit, investigation or proceeding pending against, or to the knowledge of the Purchaser threatened against, the Purchaser before any court, arbitration panel or governmental authority which in any manner challenges or seeks to prevent, alter or delay the Transaction.
10.2	Indemnification

In the event that the Purchaser is in breach of any guarantee pursuant to Section 10.1, the Purchaser shall indemnify and hold harmless the Sellers from any damages incurred by the Sellers.
10.3	Credit Facility Agreement and Equity Commitment Letter

As of the Signing Date the Purchaser has, and as of the Closing Date the Purchaser shall have, available

(i)	signed credit facility agreements confirming that there is no conditionality (except for the closing conditions and the other conditions set forth in Annex 10.3 (a) which shall be fulfilled prior to Closing) to the availability of bank debt at the Closing Date for the purpose of paying the Purchase Price as well as any interest thereon and the Elster Group Payment, and

(ii)	an unconditional (other than conditions pursuant to this Agreement) and irrevocable equity commitment letter issued by Quadriga Capital Private Equity Fund III L.P. in favour of the Sellers to fund the equity of the Purchaser for the purpose of paying the Purchase Price as well as any interest thereon, providing for all funds necessary to consummate the Transaction (the “Funds”, a copy of the equity commitment letter being attached as Annex 10.3(b) hereto for information purposes only. The equity commitment letter shall be valid, binding and enforceable by the Sellers subject to its terms.

The Purchaser undertakes not to use the Funds for any purpose other than for the financing of its obligations contemplated in this Agreement until it has discharged its obligations under this Agreement to pay the Purchase Price as well as any interest thereon and the Elster Group Payment to the Sellers.
Section 11
Covenants
11.1	Merger Control Proceedings
11.1.1	Subject to proper cooperation of the Sellers, the Purchaser shall ensure that any filings to be made with the European Commission and/or the relevant national competition authorities or other governmental authorities, as determined jointly by the Parties as soon as reasonably possible after the Signing Date, to the extent they have not already been made prior to the Signing Date, will be made within ten Business Days after such determination, unless the applicable laws and regulations require an earlier filing. Such filings shall be made by the Purchaser on behalf of all Parties, provided, however, that the contents of such filings shall require prior written approval of the Sellers, which shall not unreasonably be withheld or delayed. The Sellers and the Purchaser shall closely cooperate in the preparation of such filings. Each Party shall without undue delay provide all other Parties with copies of any correspondence with the merger control or other governmental authorities and with copies of any written statement, order or decision of such authorities. All Parties shall closely cooperate in any discussions and negotiations with the competent authorities with the objective to obtain clearance for the transaction contemplated by this Agreement in the shortest time period reasonably possible. The Purchaser may abandon (zurücknehmen) filings made with the competent authorities or agree with such authorities on the extension of any examination period only with the express prior written consent of the Sellers.

The Purchaser undertakes to use its best efforts that the Closing Conditions set out under Section 5.2 are fulfilled (i) as soon as reasonably practicable after the Signing Date and (ii) in any event by 90 calendar days after the Signing Date. The Purchaser shall, upon Sellers’ request, offer to accept, consent to and comply with any obligations and conditions (Auflagen und Bedingungen) and other agreements required by any competent merger control authority as a condition to the clearance of the transactions contemplated hereby to the extent that they are not economically unacceptable (wirtschaftlich unzumutbar) to the Purchaser.

11.1.2	If on the Closing Date any merger control approval or any other governmental consent, approval or waiver required under applicable law in any jurisdiction other than Germany, Austria, USA in order to effect the Closing has not been obtained, the Sellers and the Purchaser shall consummate the Closing (including payment of the full Purchase Price as set forth under Section 5.5.1), provided, however, that the Sellers and the Purchaser shall not be under an obligation to, directly or indirectly, transfer or acquire shares or interests in respect of which the consummation of the Closing would violate any applicable law or decision. The Sellers and the Purchaser shall in such case agree on all appropriate measures, including “hold separate” arrangements (which, inter alia, shall ensure that the Purchaser shall not, neither legally nor otherwise, influence the (ordinary or extra-ordinary) course of business of the companies for which no clearance has been obtained in any way) re-

garding the shares or interests affected, in order that the relevant jurisdiction can be exempted from the consummation of the Transaction until the required consents and approvals have been obtained. For the avoidance of doubt, under no circumstances shall the Purchaser have a right to claim for repayment of the Purchase Price or parts of it.
11.2	Pre-Closing Covenants of the Sellers
11.2.1	The instructions issued by the Sellers to the management of the Companies by a letter dated 31 October 2007 (a copy of which is attached hereto as Annex 11.2.1 for identification purposes only) shall neither be revoked nor changed prior to the Closing Date without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed. The Sellers have not granted nor, to the extent legally permitted, shall the Sellers grant any consent which might be required for any measures under such instructions without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed. The Sellers shall without undue delay inform the Purchaser if they become aware that such instructions have not been, or are not followed in any respect and shall take all steps that are reasonable as well as legally and practically feasible to procure that these instructions are been followed in all respects. For the avoidance of doubt: Nothing herein shall be construed as an obligation of the Sellers to actively manage the Business.
11.2.2	Except as provided in Annex 11.2.2 hereto or otherwise in this Agreement or in any annex to this Agreement, between the Signing Date and the Closing Date, the Sellers shall procure
(a)	that no shareholder resolutions of any Company be adopted without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed, with respect to any Company and relating to
(i)	the distribution of profit (in any way) by any Company;

(ii)	the change or amendment of the articles of association of any Company;

(iii)	the increase or decrease of the registered share capital of any Company;

(iv)	the granting of other participation rights in any Company;

(v)	the repurchase (Erwerb eigener Anteile) or redemption (Einziehung) of shares in any Company;

(vi)	the adoption of domination, profit and loss transfer or any other corporate agreements in the meaning of Sections 291 and 292 of the German Stock Corporation Act (Aktiengesetz) regarding any Company;

(vii)	the merger, split-off, conversion or any other restructuring of any Company under the German Conversion Act (Umwandlungsgesetz);

(viii)	the dissolution of any Company;
(b)	that the Sold Shares are, without the consent of the Purchaser, not sold, transferred or otherwise disposed of, nor any encumbrances are created on any of the Sold Shares;

(c)	that, to the extent legally permissible under applicable law, the Purchaser shall receive updates regarding important new developments relating to the Business which are reasonably be expected to be of material interest to the Purchaser.
11.2.3	The Sellers shall indemnify the Purchaser or, at Purchaser’s election, the respective Ipsen Group Company, from any liability to pay any fees or commissions to any broker, finder, agent or any other advisor instructed by the Sellers or any Ipsen Group Company prior to the Closing Date with respect to the transactions contemplated hereunder, to the extent such liability has not been discharged prior to or on the Effective Date and has been correctly reflected in the Interim Accounts, In addition, the Sellers shall indemnify the Purchaser, or at Purchaser’s election, the respective Ipsen Group Company, from any payment made or to be made to any officer, director or employee of any Ipsen Group Company in connection with the transactions contemplated herein (in-

cluding any taxes thereon to be paid and/or social security duties to be withheld in connection therewith by the respective Ipsen Group Company) (the “Transaction Bonuses”), in particular, but without limitation, in accordance with the agreements listed in Annex 11.2.3, in excess of EUR 3,400,000.00. In case the total amount of the Transaction Bonuses falls short of the amount of EUR 3,400,000.00, the Purchaser shall pay an additional purchase price in the amount of such shortfall to the Sellers. Such additional purchase price, if any, shall become due as soon as all Transaction Bonuses have been paid by the relevant Ipsen Group Companies, but no later than on 30 June 2008. Sections 3.1.2 and 3.2.1 apply mutatis mutandis to such additional purchase price payment.
11.2.4	The Sellers shall procure the resignation of all managing directors and special proxy holders of Nachtwache GmbH, in particular of Messrs. Wolfram Christoph Schmidt-Wolf, Christoph Schauerte and Dr. Thomas Preute, from their respective offices and of Mr. Herbert Hoffmann as officer of Ipsen Holdings Inc. and Ipsen Inc. with effect on or before the Closing Date, with full release of the Ipsen Group Companies from any and all present and future payment and other obligations vis-à-vis these officers.
11.3	Access to Financial Information

The Purchaser hereby undertakes to procure that as from the Closing Date the Ipsen Group Companies shall properly maintain and preserve all relevant books and records (including but not limited to files, correspondence, documents, other papers and electronic data) of the Business, to the extent they relate to the period prior to and including the Closing Date, during the longer of the statutory keeping periods and a period of ten years as from the Closing Date.

The Purchaser hereby undertakes to procure that the Sellers, their employees, professional advisors and other representatives shall be granted, upon request, full access to the books (including the right to receive, in due time, hard and/or electronic copies thereof) and to the personnel of the Business, to the extent such access is reasonably requested by the Sellers for Tax or other legitimate reasons and provided that such access does not unreasonably disrupt the conduct of the Business.

To the extent legally permissible, the foregoing obligations shall apply vice versa for the period until the Closing Date, i.e. the Sellers shall procure the respective access and information for the Purchaser.

11.4	Use of Certain Names

The Purchaser shall ensure that the Ipsen Group Companies cease to use (as part of their corporate or trade name, internet domains or otherwise) the “Elster” name or any logo, trademark, trade name or other derivation therefrom. The Purchaser shall cause the Ipsen Group Companies, if applicable, to remove or obliterate the “Elster” name and marks from their signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents and other items and materials of the business and otherwise, and shall procure that no such items and materials are put into use which bear similarity to the “Elster” name, mark or logo. Conversely, the Sellers shall ensure that the Elster Group companies cease to use the “Ipsen” or “Hauzer” name or any logo, trademark, trade name or other derivation therefrom. The Sellers shall cause the Elster Group Companies, if applicable, to remove or obliterate the foregoing names and marks from their signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents and other items and materials of the business and otherwise, and shall procure that no such items and materials are put into use which bear similarity to the such names, mark or logo.

The obligations under Section 11.4 shall become effective as of the Closing Date.

11.5	Non Compete Covenant

For a period of two years as of the Closing Date Sellers shall refrain, and shall ensure that Seller’s Affiliates (other than the Ipsen Group Companies) refrain, from competing, directly or indirectly, with any Ipsen Group Company. This obligation shall include, without limitation, that Seller and Seller’s Affiliates shall not
(a)	hold, directly or indirectly, any Interests in a Competitor, except for shares in publicly listed corporations which represent a capital participation of less than 5%; or

(b)	solicit or attempt to solicit the service or employment of current or future Directors and Officers, employees or consultants of any Ipsen

Group Company (other than Nachtwache GmbH), provided that general advertisements and comparable measures not specifically directed at the afore-described persons shall not be regarded as an impermissible solicitation.
“Competitor” shall mean any individual person or legal entity which conducts any business activities which are in competition with the Business conducted at any time during the term of the non-compete obligation.
Section 12
Confidentiality / Press Releases
12.1	Confidentiality; Press Releases; Public Disclosure

The Parties mutually undertake to keep the contents of this Agreement secret and confidential vis-à-vis any third party except to the extent that the relevant facts are publicly known or disclosure is required by law. In such case, the Parties shall, however, inform each other prior to such disclosure and shall limit any disclosure to the minimum required by statute or the authorities. No press releases or other public announcement concerning the transactions contemplated by this Agreement shall be made by either Party unless the form and text of such announcement shall first have been approved by the other Parties except that — if the other Party (i) is required by law or by applicable stock exchange regulations to make an announcement or (ii) intends to publish details of the transactions contemplated by this Agreement by way of general information to its investors in the ordinary course of business — it may do so after first consulting with the other Parties.

12.2	Exception to Section 12.1

Notwithstanding Section 12.1, each of the Sellers and the Purchaser may disclose the content of this Agreement to (i) any of their Affiliates on a confidential basis and/or to (ii) Quadriga Capital Services GmbH or to any Affiliate of Quadriga Capital Services GmbH or to any investor in any fund, limited partnership or investment vehicle managed or advised by Quadriga Capital Services GmbH or an Affiliate of Quadriga Capital Services GmbH (or to any member of the advisory committee or any adviser to such fund, limited partnership or investment vehicle), in each case on a confidential basis, and/or (iii) to any provider of finance or potential provider of finance to the respective Party’s group (or to their advisers, agents or representatives), or to a security trustee (and/or agent) acting on behalf of one or several lenders (banks and/or other financial institutions) which have entered into any financing or loan agreements with the respective Party and/or any of their Affiliates, and/or (iv) to any proposed purchaser or, or investor in, the respective Party’s group or any part of it (or their advisers, agents and representatives) in each case on a confidential basis, and/or (v) in a prospectus or listing particulars or any similar document pursuant to a public offering of shares or securities in the respective Party’s group.
12.3	Purchaser’s Confidentiality; Return of Documents

In the unlikely event that this Agreement is terminated without the Closing having been consummated, the Purchaser undertakes to keep confidential all information received from the Sellers in connection with the transactions contemplated by this Agreement and to return all documents and information embodied otherwise which it received from the Sellers, together with any copies thereof and to destroy all documents and information embodied otherwise it produced based on information received from the Sellers, unless such information is in the public domain without breach of a confidentiality obligation towards the Sellers. The Purchaser shall not be entitled to any retention right with respect to such documents or information.
Section 13
Assignment of Rights and Obligations
This Agreement and any rights and obligations hereunder, in whole or in part, may not be assigned or transferred to anyone else without the prior written consent of the other Parties. However, each Party may assign and transfer (i) this Agreement or any rights and/or obligations hereunder to any of its Affiliates, provided that any assignment by the Purchaser to any of its Affiliates shall only be permitted after the Sellers have been provided with equity commitment letters in their favour regarding the funding of the equity of the designated assignee and credit facility agreements confirming the availability of bank debt at the Closing Date to the designated assignee, all substantially in line with and replacing those referred to in Section 10.3 and further provided that any assignment by the Sellers of any of their obligations under Section 7 and/or Section 8 to any of their Affiliates (with the exception of an assignment by

Seller 1 and/or Seller 2 to Elster Group GmbH or a legal successor) shall only be permitted after the Purchaser has been provided by the designated assignee with a bank guarantee by a Standard & Poor’s AA- or better rated bank for an amount of the then potential outstanding liabilities under such Section 7 and/or Section 8 minus an amount equal to all payments made by the respective Seller to the Purchaser under such sections in order to secure possible claims of the Purchaser under such Sections against the assigning Seller (ii) any rights (but not any obligations) under this Agreement to banks and/or other financial institutions (including a security trustee and/or agent acting on behalf of one or several lenders) which have entered into or will enter into any financing or loan agreement with the respective Party and/or any of its Affiliates, in case of the Purchaser only in order to finance or re-finance any of its obligations under this Agreement.
Section 14
Taxes and Costs
14.1	Taxes

All transfer taxes (including real estate transfer taxes), stamp duties, costs for the notarization of this Agreement and any other charges and costs which result from this Agreement and the Closing of the transactions contemplated by this Agreement shall be borne by the Purchaser. All charges, costs and fees which result from the filings under the merger control laws and in compliance with other regulatory requirements, including, but not limited to, the charges, costs and fees of the competent merger control authorities, shall be borne by the Purchaser.

14.2	Costs

Each Party shall bear the costs and fees of its own advisors.

Section 15
Notices
15.1	Form of Notice

All declarations, notices or other communications hereunder (hereinafter referred to as the “Notices”) shall be made in writing in the English language and delivered by hand or by courier or by facsimile to the person at the addresses set forth below, or such other addresses as may be designated by the respective Party to the other Parties in the same manner:

15.2	Notices to Sellers

Any Notice to be given to the Sellers hereunder shall be addressed as follows:
Elster Group GmbH
Attn.: General Counsel
Frankenstr. 362, 45133 Essen
Germany
Fax: +49 201 5458 570
with a copy to: Rittstieg Rechtsanwälte, Attn,: Dr. Jörn Wöbke, Hohe Bleichen 19, 20354 Hamburg, Germany, Fax: +49 40 460017 28.
15.3	Notices to Purchaser

Any Notice to be given to the Purchaser hereunder shall be addressed as follows:
Quadriga Capital III Limited
Attn. The Directors
PO Box 672
12 Hill Street,
GB-St, Helier, Jersey JE4 0ND
Channel Islands
Telefax-No. +44 1534 634986
with a copy to:

Quadriga Capital Services GmbH
Attn. Dr. Andreas Fendel, Philipp Jacobi
Hamburger Allee 4
D-60486 Frankfurt am Main
Telefax-No. +49 (0)69 795000 68
with a further copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Attn. Dr. Matthias Jaletzke
An der Welle 5,
D-60322 Frankfurt am Main
Telefax-No. + 49 (0) 69 7422 0300
15.4	Change of Address

The Parties are to, without being legally obliged to, communicate any change of their respective addresses set forth in Sections 15.2 and 15.3 as soon as possible in writing to the respective other Parties. Until such communication, the address as hitherto provided shall be relevant.

15.5	Copies to Advisors
15.5.1	The receipt of copies of Notices by the Parties’ advisors shall not constitute or substitute the receipt of such Notices by the Parties themselves.

15.5.2	Any Notice shall be deemed received by a Party regardless of whether any copy of such Notice has been sent to or received by an advisor of such Party or the acting notary, irrespective of whether the delivery of such copy was mandated by this Agreement.
15.6	Sellers’ Representative

Elster Group GmbH (“Sellers’ Representative”) is hereby designated by the Sellers as the joint representative of the Sellers (gemeinschaftlicher Vertreter), and each Seller acknowledges that the Sellers’ Representative shall serve as the sole representative of the Sellers with respect to the matters set forth in this Agreement, including, without limitation, (i) to amend, cancel or extend, or waive the terms of this Agreement and any Annex; (ii) to act on behalf of the Sellers in connection with the defense, pursuit or settlement of any determination relating to any claims for indemnification pursuant to Sections 6, 7, 8 and 9, (iii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as the Sellers’ Representative deems necessary or prudent in connection with the administration of the foregoing; (iv) to accept and receive notices to the Sellers pursuant to this Agreement; and (v) to take all other actions and exercise all other rights of the Sellers in connection with this Agreement.
The Sellers may replace Elster Group GmbH by way of a joint written notice to the Purchaser. All declarations and actions by the Sellers’ Representative shall be binding upon each of the Sellers.
Section 16
Miscellaneous
16.1	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

16.2	Jurisdiction / Arbitration

Any dispute under, or in connection with, this Agreement, including any dispute regarding the validity of this Agreement or of this present agreement to arbitration shall be finally resolved by arbitration according to the rules of the German Institution for Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V., DIS).

The jurisdiction of the state courts shall be excluded provided that the courts in Frankfurt/Main shall have jurisdiction in respect of interlocutory injunctions. The seat of the arbitration shall be Frankfurt/Main. The arbitral tribunal shall consist of three arbitrators one of which shall be appointed by the Sellers, one by the Purchaser and the chairman, which shall have successfully passed the second German state examination in law, shall be appointed by the two nominated arbitrators. The arbitration proceedings shall be conducted in the English language and any resulting awards shall be rendered in the English language.

16.3	Business Day

Heretofore and hereinafter, “Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Frankfurt am Main.

16.4	Amendments, Supplementations

Any amendment or supplementation of this Agreement, including of this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law.

16.5	Language
16.5.1	This Agreement is written in the English language (except for those Annexes which may be partly in the German language). Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

16.5.2	Any reference made in this Agreement to any types of companies or participations, proceedings, authorities or other bodies, rights, institutions, regulations or legal relationships (hereinafter collectively referred to as the “Legal Terms”) under German law shall extend to any corresponding or identical Legal Terms under foreign law to the extent that relevant facts and circumstances must be assessed under such foreign law. Where no corresponding or identical Legal Terms under foreign law exist, such Legal Terms shall be introduced as — functionally — come closest to the Legal Terms under German law.
16.6	Headings

The headings and sub-headings of the sections contained herein are for convenience and reference purposes only and shall not affect the meaning or construction of any of the provisions hereof.

16.7	Annexes

All Annexes attached hereto form an integral part of this Agreement, unless attached for identification purposes only.

16.8	Entire Agreement

This Agreement constitutes the full understanding of the Parties and the complete and exclusive statements of the terms and conditions of the Parties’ agreements relating to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, that may exist between the Parties with respect to the subject matter of this Agreement or parts thereof. Side agreements to this Agreement do not exist.

16.9	Severability

Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.
(continued on next page)

IN WITNESS THEREOF this Notarial Deed including the Annexes hereto
-	with the exception of certain lists of items, titles, rights and obligations contained in certain Annexes, in respect of which the persons appearing waived the right to have them read aloud and which instead have been presented to the persons appearing, were acknowledged and signed on each page by the persons appearing, and

-	with the further exception of Annexes 1.6.1, 10.3 (b) and 11.2.1, which are attached for identification purposes only and the content of which does not form part of the declarations of the parties in notarial form, has been read aloud to the persons appearing and this Notarial Deed including its Annexes was confirmed and approved by the persons appearing. The persons appearing then signed this Deed. All this was done at the day herebelow written in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.
Basel, this 1st (first) day of November 2007 (two thousand and seven)

/s/ Dr. Christian Loosen
Dr. Christian Loosen

/s/ Dr. Jörn Wöbke
Dr. Jörn Wöbke

/s/ Dr. Patrick Moßler
Dr. Patrick Moßler

/s/ Dr. Veit Denzer
Dr. Veit Denzer

/s/ Stephan Cueni
Stephan Cueni Notary Public

List of Annexes to Sale and Purchase Agreement
The following is a list of the exhibits and schedules to the Sale and Purchase Agreement by and among Elster Group S.d H., Elster GmbH, Nachtwache Ipsen Management Vermögensverwaltungs GmbH & Co KG and Quadriga Capital Investco 4. GmbH, which schedules and exhibits have been omitted from this Exhibit 2.1 pursuant to Item 60 1 (b)(2) of Regulation S-K. Elster Group SE undertakes to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.
Annexes

Annex A	List of Subsidiaries of the Companies
Annex 1.6.1	Obligation of Elster Group GmbH to Repay Senior Debt
Annex 3.1.2	Allocation of Purchase Price to Sellers
Annex 4.1	List of Intra Group Agreements
Annex 4.4 (a)	List of Ipsen Guarantees
Annex 4.4 (b)	List of Ipsen Guarantees to Remain Outstanding After Closing
Annex 6.2.1 (a)	Ownership and Division of Share Capital of each Ipsen Group Company
Annex 6.2.1 (b)	Corporate Documents
Annex 6.2.1 (c)	Shareholders’ Agreements
Annex 6.2.1 (d)	Encumbrances and Options on Interests in Ipsen Group Companies
Annex 6.2.2	List of specific line items of Interim Accounts
Annex 6.2.3 (a)	Material Events between Effective Date and Signing Date
Annex 6.2.3 (b)	Key Employees
Annex 6.2.4 (a)	Encumbrances of Fixed Assets
Annex 6.2.4 (b)	List of Encumbered Real Estate
Annex 6.2.5 (a)	Intellectual Property Rights
Annex 6.2.5 (b)	Company Software
Annex 6.2.6	Shop and Collective Bargaining Agreements
Annex 6.2.7	Insurance Coverage
Annex 6.2.8	Litigation
Annex 6.2.9	Material Agreements
Annex 6.2.10	Product Quality Claims
Annex 6.2.11	Permits and Compliance with Laws
Annex 8.1	Tax Returns
Annex 10.3 (a)	Conditions Precedent to Purchaser’s Bank Financing
Annex 10.3 (b)	Equity Commitment Letter
Annex 11.2.1	Management Instructions Between Signing and Closing
Annex 11.2.2	Exceptions to Conduct of Business Between Signing Date and Closing Date
Annex 11.2.3	Transaction-related Bonus Agreements